Exhibit 2.1

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

by and among

THE BANCORP, INC.,

S.Y. BANCORP, INC.

and

SANDERS MERGER SUB, INC.

Dated as of December 19, 2012

i

(continued)

(continued)

(continued)

INDEX OF DEFINED TERMS

Acquisition Proposal	43
Aggregate Cash Amount	3
Aggregate Fully-Diluted Company Common Shares	3
Aggregate In-The-Money Stock Option Exercise Price	3
Aggregate Merger Consideration	3
Aggregate Pre-Adjustment In-The-Money Stock Option Exercise Value	3
Aggregate Stock Consideration	3
Aggregate Stock Consideration Amount	3
Agreement	1
Alternative Acquisition Agreement	45
Balance Sheet	13
Balance Sheet Date	13
Bank	6
Bank Articles	10
Bank Bylaws	10
Bank Merger	6
Bank Regulator	17
Bankruptcy and Equity Exception	12
BHC Act	10
Board Recommendation	40
CERCLA	25
CERCLIS	25
Certificate	5
Change in Recommendation	40
Closing	2
Closing Date	2
Code	1
Company	1
Company 401(k) Plan	47
Company Articles	10
Company Bylaws	10
Company Closing Shareholders’ Equity	4
Company Common Shares Outstanding	4
Company Common Stock	10
Company Disclosure Schedule	10
Company Leased Properties	22
Company Owned Properties	22
Company Real Property	22
Company Regulatory Agreement	17
Company Shareholder Approval	12
Company Shareholder Meeting	40
Company Stock Option	5
Company Stock Plan	5
Company Support Agreements	1

v

Confidentiality Agreement	40
Contract	20
Core Deposits	50
Derivatives Contract	16
Determination Date	53
Dissenters’ Rights Statute	5
Dissenting Shares	5
Documents	28
Effective Time	2
Employee Plan	18
Encumbrances	22
Environmental Law	25
Equity Investment	36
Equity Security	37
ERISA	18
ERISA Affiliate	18
Exchange Act	30
Exchange Agent	7
Exchange Agent Agreement	7
Exchange Fund	7
FDIA	27
FDIC	13
Final Index Price	53
Financial Statements	13
Form S-4	37
GAAP	13
Governmental Entity	14
Hazardous Materials	25
Holding Company Merger	6
Indemnified Parties	42
Index	53
Index Ratio	52
Initial Index Price	53
Initial Purchaser Market Value	53
Intellectual Property Assets	23
In-The-Money Equity Awards	4
KBCA	1
KDFI	10
Kentucky Articles of Merger	2
Knowledge of Company	57
Knowledge of Purchaser	57
Law	13
Letter of Transmittal	7
Liens	11
Loan	26
Loans	26

Material Adverse Effect	13
Merger	1
Merger Consideration Per Fully-Diluted Company Common Share	4
Merger Sub	1
Net Names	23
Notice Period	46
Option Consideration	4
OREO	26
Outside Date	51
Owned Branches	22
Per Share Cash Consideration	4
Per Share Merger Consideration	3
Per Share Stock Consideration	4
Permitted Encumbrances	22
Proxy Statement	37
Purchaser	1
Purchaser Bank	6
Purchaser Capitalization Date	29
Purchaser Common Stock	29
Purchaser Market Value	53
Purchaser Ratio	52
Purchaser SEC Documents	30
Purchaser Twenty-Day VWAP	53
Regulatory Approvals	23
Related Person	24
Release	25
Representatives	43
SEC	24
Shareholders’ Equity Adjustment Amount	4
Specified Company Shareholders	1
Superior Proposal	45
Surviving Company	1
Surviving Holding Company	6
Tail Coverage Period	42
Takeover Laws	27
Tax Returns	14
Taxes	15
Termination Fee	54
Trade Secrets	23

AGREEMENT AND PLAN OF MERGER, dated as of December 19, 2012 (this “Agreement”), by and among S.Y. BANCORP, INC., a Kentucky corporation (“Purchaser”), SANDERS MERGER SUB, INC., a Kentucky corporation and a direct, wholly owned subsidiary of Purchaser (“Merger Sub”), and THE BANCORP, INC., a Kentucky corporation (“Company”).

RECITALS

A. The Boards of Directors of Company, Purchaser and Merger Sub have determined that it is in the best interests of their respective companies and shareholders to consummate the strategic business combination transaction provided for in this Agreement in which Company will, on the terms and subject to the conditions set forth in this Agreement, merge with and into Merger Sub (the “Merger”), with Merger Sub as the surviving entity in the Merger (sometimes referred to in such capacity as the “Surviving Company”).

B. Purchaser, as the sole stockholder of Merger Sub, has adopted this Agreement and approved the Merger on the terms and subject to the conditions set forth in this Agreement.

C. The parties intend the Merger to qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and intend for this Agreement to constitute a “plan of reorganization” for purposes of Sections 354 and 361 of the Code.

D. In connection with the execution and delivery of this Agreement by the parties hereto, the shareholders of the Company set forth on Schedule D to the Company Disclosure Schedule (the “Specified Company Shareholders”) have entered into Support Agreements (the “Company Support Agreements”), each dated as of the date hereof, with Purchaser, in the form attached hereto as Exhibit A, pursuant to which each of the Specified Company Shareholders has agreed, among other things, to vote all of the Company Common Stock beneficially owned by such Specified Company Shareholder in favor of the Merger upon the terms and subject to the conditions set forth in the Company Support Agreement.

E. The parties desire to make certain representations, warranties and agreements in connection with the Merger and also to prescribe certain conditions to the Merger.

NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained in this Agreement, and intending to be legally bound hereby, the parties agree as follows:

ARTICLE I

THE MERGER

Section 1.1                                                            The Merger.

(a)                                 Subject to the terms and conditions of this Agreement, in accordance with the Kentucky Business Corporation Act (KRS Chapter 271B) (the “KBCA”), at the Effective Time, Company shall merge with and into Merger Sub.  Merger Sub shall be the Surviving Company in the Merger and shall continue its existence under the laws of the Commonwealth of Kentucky.  As of the Effective Time, the separate corporate existence of Company shall cease.

(b)                                 Subject to the consent of Company, not to be unreasonably withheld, Purchaser may at any time change the method of effecting the combination if and to the extent requested by Purchaser; provided, however, that no such change shall (i) alter or change the amount or kind of the Per Share Merger Consideration provided for in this Agreement, (ii) adversely affect the tax consequences of the Merger to shareholders of Company or the tax treatment of the parties pursuant to this Agreement, or (iii) materially impede or delay consummation of the transactions contemplated by this Agreement.

Section 1.2                                                            Closing.  Upon the terms and subject to the satisfaction or waiver of the conditions contained in this Agreement, the closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Stites & Harbison, PLLC, 400 West Market Street, Louisville, Kentucky, at 9:00 a.m. on or before the sixth business day following the day on which the last of the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied or waived at the Closing but subject to the satisfaction or waiver of those conditions) shall have been satisfied or waived in accordance with this Agreement, or at such other time and place as Company and Purchaser shall agree; provided that in the event that the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied or waived at the Closing but subject to the satisfaction or waiver of those conditions) shall have been satisfied or waived in accordance with this Agreement prior to March 22, 2013, then the Closing shall occur on April 1, 2013 (the date of the Closing, the “Closing Date”).

Section 1.3                                                            Effective Time.  Subject to the terms and conditions of this Agreement, at the Closing, the parties shall cause Articles of Merger (the “Kentucky Articles of Merger”) to be executed, delivered to, and filed with the Secretary of State of the Commonwealth of Kentucky as provided in Section 271B.11-050 of the KBCA.  The Merger shall become effective upon the date and at the time when the Kentucky Articles of Merger have been delivered to and duly filed with the Secretary of State of the Commonwealth of Kentucky or such later time as may be specified as the effective time in the Kentucky Articles of Merger (the time when the Merger becomes effective, the “Effective Time”).

Section 1.4                                                            Effects of the Merger.  At and after the Effective Time, the Merger shall have the effects set forth in the applicable provisions of the KBCA.

Section 1.5                                                            Conversion of Stock.  At the Effective Time, by virtue of the Merger and without any action on the part of Purchaser, Merger Sub, Company or the holder of any of the following securities:

(a)                                 The common stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall remain outstanding and shall constitute the only outstanding common stock of the Surviving Company.

(b)                                 All shares of Company Common Stock issued and outstanding immediately prior to the Effective Time that are owned, directly or indirectly, by Company, Purchaser or Merger

Sub (other than shares of Company Common Stock held by any such party on behalf of third parties or in a fiduciary capacity), shall be cancelled and shall cease to exist, and no Per Share Merger Consideration or cash in lieu of fractional shares of Company Common Stock shall be delivered in exchange therefor.

(c)                                  (i)                                     Subject to Sections 1.5(e) and 2.4, each share of Company Common Stock, except for shares of Company Common Stock owned by Company, Purchaser or Merger Sub (other than shares of Company Common Stock held by any such party on behalf of third parties or in a fiduciary capacity) and Dissenting Shares, shall be converted into the right to receive, without interest, (1) a number of shares of Purchaser Common Stock equal to the Per Share Stock Consideration and (2) an amount in cash equal to the Per Share Cash Consideration (the consideration referred to in clause (1) and clause (2) of this sentence (together with any cash in lieu of fractional shares as specified in Section 2.4) being referred to collectively as the “Per Share Merger Consideration”).

(ii)                                  For purposes of this Agreement:

(1)                                 “Aggregate Cash Amount” means (A) the product of (I) the Company Common Shares Outstanding multiplied by (II) $185.81, plus (B) the Aggregate Pre-Adjustment In-The-Money Stock Option Exercise Value, minus (C) the Shareholders’ Equity Adjustment Amount.

(2)                                 “Aggregate Fully-Diluted Company Common Shares” means the sum of (A) the Company Common Shares Outstanding plus (B) the aggregate number of shares of Company Common Stock that would be issuable upon the exercise in full of all In-The-Money Equity Awards outstanding immediately prior to the Effective Time.

(3)                                 “Aggregate In-The-Money Stock Option Exercise Price” means the sum of the exercise prices that would be payable upon exercise in full immediately prior to the Effective Time of all In-The-Money Equity Awards.

(4)                                 “Aggregate Merger Consideration” means the sum of (A) the Aggregate Cash Amount plus (B) the Aggregate Stock Consideration Amount.

(5)                                 “Aggregate Pre-Adjustment In-The-Money Stock Option Exercise Value” means (A) the product of (I) the number of In-The-Money Equity Awards multiplied by (II) $464.52, minus (B) the Aggregate In-The-Money Stock Option Exercise Price.

(6)                                 “Aggregate Stock Consideration” means 534,885 shares of Purchaser Common Stock; provided, however, that the Aggregate Stock Consideration shall be increased by 12.7557 additional shares of Purchaser Common Stock for each share of Company Common Stock issued upon the exercise of Company Stock Options from and after December 19, 2012 and prior to the Effective Time.

(7)                                 “Aggregate Stock Consideration Amount” means the Company Common Shares Outstanding multiplied by $278.71.

(8)                                 “Company Common Shares Outstanding” means 41,933 shares of Company Common Stock; provided that the Aggregate Company Share Amount shall be increased share for share for each share of Company Common Stock issued upon the exercise of Company Stock Options from and after December 19, 2012 and prior to the Effective Time.

(9)                                 “In-The-Money Equity Awards” means the Company Stock Options that immediately prior to the Effective Time have an exercise price that is less than the Merger Consideration Per Fully-Diluted Company Common Share.

(10)                          “Merger Consideration Per Fully-Diluted Company Common Share” means the quotient of (A) the sum of the Aggregate Merger Consideration, plus the Aggregate In-The-Money Equity Award Exercise Price, divided by (B) the Aggregate Fully-Diluted Company Common Shares.

(11)                          “Option Consideration” means, for each Company Stock Option, the excess, if any, of (A) the Merger Consideration Per Fully-Diluted Company Common Share, multiplied by the aggregate number of shares of Company Common Stock issuable upon exercise in full of such Company Stock Option, minus (B) the exercise price payable upon exercise in full of such Company Stock Option.

(12)                          “Per Share Cash Consideration” shall equal the quotient of (A) (I) the Aggregate Cash Amount, minus (II) the aggregate Option Consideration payable in respect of all Company Stock Options outstanding immediately prior to the Effective Time, divided by (B) the Company Common Shares Outstanding.

(13)                          “Per Share Stock Consideration” means a number of shares of Purchaser Common Stock equal to the quotient of (A) the Aggregate Stock Consideration divided by (B) the Company Common Shares Outstanding.

(14)                          “Company Closing Shareholders’ Equity” means the Company’s shareholders’ equity, calculated not more than three (3) business days prior to the Closing Date and in a manner consistent with the Balance Sheet (and reflecting accrual of expenses through the Closing Date, including for the avoidance of doubt all expenses related to the transactions contemplated by this Agreement); provided that the Company Closing Shareholders’ Equity shall not include (A) aggregate net gains or losses realized by Company from the sale or disposition of any debt security or Equity Investment between September 30, 2012 and the Effective Time, (B) accumulated other comprehensive income or loss, or (C) any amounts received by Company as a result of the exercise of Company Stock Options between the date of this Agreement and the Effective Time.

(15)                          “Shareholders’ Equity Adjustment Amount” means (A) if the Company Closing Shareholders’ Equity is equal to or greater than $17,860,000, then zero ($0), or (B) if the Company Closing Shareholders’ Equity is less than $17,860,000, an amount equal to (I) $17,860,000 minus (II) the Company Closing Shareholders’ Equity.

(d)                                 All of the shares of Company Common Stock converted into the right to receive the Per Share Merger Consideration pursuant to this Article I shall no longer be outstanding and shall automatically be cancelled and shall cease to exist as of the Effective Time, and each certificate previously representing any such shares of Company Common Stock (each, a “Certificate”) shall thereafter represent only the right to receive the Per Share Merger Consideration and/or cash in lieu of fractional shares, into which the shares of Company Common Stock represented by such Certificate have been converted pursuant to this Section 1.5 and Section 2.4.

(e)                                  If, between the date of this Agreement and the Effective Time, the outstanding shares of Purchaser Common Stock shall have been increased, decreased, changed into or exchanged for a different number or kind of shares or securities as a result of a reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split, or other similar change in capitalization, an appropriate and proportionate adjustment shall be made to the Per Share Stock Consideration.

(f)                                   Notwithstanding any other provision contained in this Agreement, no shares of Company Common Stock that are issued and outstanding as of the Effective Time and that are held by a shareholder who has properly exercised such shareholder’s right to dissent from the Merger (any such shares being referred to herein as “Dissenting Shares”) under Sections 271B.13-010 through 271B.13-310 of the KBCA (the “Dissenters’ Rights Statute”) shall be converted into the right to receive the Per Share Merger Consideration as provided in Section 1.5(c) and instead shall be entitled to such rights (but only such rights) as are granted by the Dissenters’ Rights Statute (unless and until such stockholder shall have failed to perfect, or shall have effectively withdrawn or lost, such stockholder’s right to dissent from the Merger under the Dissenters’ Rights Statute) and to receive such consideration as may be determined to be due with respect to such Dissenting Shares pursuant to and subject to the requirements of the Dissenters’ Rights Statute.  Company shall give Purchaser (i) prompt notice of any notice or demand for payment for shares of Company Common Stock under the Dissenters’ Rights Statute, attempted withdrawals of such demands, and any other instruments served pursuant to applicable Law received by Company and (ii) the opportunity to participate in and direct all negotiations and proceedings occurring after the Closing with respect to any such demand or notices.  Company shall not, without the prior written consent of Purchaser, make any payment with respect to, or settle, offer to settle or otherwise negotiate any such demands.

Section 1.6                                                            Treatment of Stock Options.

(a)                                 The Company shall obtain the agreement of each holder of a stock option to purchase shares of Company Common Stock granted under the Company Stock Plan outstanding immediately prior to the Effective Time (each, a “Company Stock Option”) that (1) the Company Stock Option shall terminate if not exercised by the Effective Time, or (2) the Company Stock Option, whether vested or unvested, shall at the Effective Time be cancelled and shall entitle the holder thereof to receive, as soon as reasonably practicable after the Effective Time, only an amount, if any, in cash, without interest, equal to (i) the Option Consideration applicable to such holder’s Company Stock Option as determined pursuant to Section 1.5, less (ii) applicable Taxes required to be withheld with respect to such payment.  As used in this Agreement, the term “Company Stock Plans” mean the Company’s 1995 Amended and Restated Stock Option Plan, as restated in 1999 and 2005 Stock Option Plan, as amended.  To the extent the exercise price of a Company Stock Option is greater than or equal to the Merger

Consideration Per Fully-Diluted Company Common Share, such Company Stock Option shall be cancelled for no consideration.

(b)                                 At or prior to the Effective Time, the Company, the Board of Directors of the Company and the compensation committee of the Company, as applicable, shall adopt any resolutions and take any actions that are necessary to effectuate the provisions of Sections 1.6(a), including obtaining the agreement of all holders of Company Options to the treatment under Section 1.6.  The Company shall take all actions necessary to ensure that from and after the Effective Time neither Purchaser nor the Surviving Corporation shall be required to deliver shares of Company Common Stock or other capital stock of the Company to any person pursuant to or in settlement of Company Options after the Effective Time.

Section 1.7                                                            Articles and Bylaws of the Surviving Company.  The articles of incorporation and bylaws of the Surviving Company shall be the articles of incorporation and bylaws of Merger Sub as in effect immediately prior to the Effective Time, until duly amended in accordance with the terms thereof and applicable law.

Section 1.8                                                            Directors and Officers.  The directors, if any, and officers of Merger Sub immediately prior to the Effective Time shall be the initial directors and officers of the Surviving Company and shall hold office until their respective successors are duly appointed and qualified, or their earlier death, resignation or removal.

Section 1.9                                                            Effect on Purchaser Common Stock; Required Purchaser Action.  Each share of Purchaser Common Stock outstanding immediately prior to the Effective Time will remain outstanding.

Section 1.10                                                     Tax Consequences.  It is intended that the Merger shall qualify as a “reorganization” within the meaning of Code Section 368(a), and that this Agreement shall constitute a “plan of reorganization” for purposes of Code Sections 354 and 361.

Section 1.11                                                     Holding Company Merger; Bank Merger.

(a)                                 Immediately following the Merger, Purchaser shall cause the Surviving Company to be merged with and into Purchaser pursuant to a short-form merger in accordance with Section 271B.11-040 of the KBCA (the “Holding Company Merger”), with Purchaser surviving the Holding Company Merger and continuing to exist under the name “S.Y. Bancorp, Inc.” (the “Surviving Holding Company”).  Following the Holding Company Merger, the separate corporate existence of the Surviving Company shall cease.

(b)                                 Immediately following the Holding Company Merger, the Surviving Holding Company shall cause THE BANK — Oldham County, Inc., a Kentucky banking corporation and wholly-owned subsidiary of Company (the “Bank”) to be merged (the “Bank Merger”) with and into Stock Yards Bank & Trust Company, a Kentucky banking corporation and wholly-owned subsidiary of Purchaser (the “Purchaser Bank”), with Purchaser Bank surviving the Bank Merger as a wholly owned subsidiary of Purchaser and continuing to exist under the name “Stock Yards Bank & Trust Company”.  Following the Bank Merger, the separate corporate existence of the Bank shall cease.

(c)                                  Company agrees to take all reasonable actions and do all things reasonably necessary to assist Purchaser with the consummation of the Holding Company Merger and the Bank Merger immediately after the consummation of the transactions contemplated in this Agreement, including without limitation, (i) causing the Board of Directors of the Bank to adopt a resolution approving the Bank Merger and Company, as the sole shareholder of the Bank, to approve the Bank Merger, (ii) to file or submit all notices or other documents with applicable Governmental Entities which are necessary to complete the Holding Company Merger and the Bank Merger immediately after the Effective Time, and (iii) execute and deliver any agreements reasonably required by Purchaser in connection with the transactions contemplated by the Holding Company Merger and the Bank Merger.

ARTICLE II

DELIVERY OF MERGER CONSIDERATION

Section 2.1                                                            Exchange Agent.  Prior to the Effective Time, Purchaser shall appoint a bank or trust company selected by Purchaser, after consultation with Company, to act as exchange agent (the “Exchange Agent”), pursuant to a written agreement (the “Exchange Agent Agreement”)

Section 2.2                                                            Delivery of Merger Consideration.  At or prior to the Effective Time, Purchaser shall deposit, or cause to be deposited, with the Exchange Agent, for the benefit of the holders of shares of Company Common Stock, for exchange in accordance with Section 1.5(c), (i) a sufficient number of shares of Purchaser Common Stock, to be issued by book-entry transfer, for payment of the aggregate Per Share Stock Consideration, (ii) cash representing the aggregate Per Share Cash Consideration, and (iii) to the extent then determinable, any cash payable in lieu of fractional shares pursuant to Section 2.4 (such shares of Purchaser Common Stock together with such cash, the “Exchange Fund”).

Section 2.3                                                            Exchange Procedures for Common Shares.

(a)                                 As soon as reasonably practicable after the Effective Time, but in any event within five (5) business days thereafter, the Exchange Agent shall mail to each holder of record of Certificates which, immediately prior to the Effective Time, represented outstanding shares of Company Common Stock whose shares were converted into the right to receive the Per Share Merger Consideration pursuant to Section 1.5(c), along with any cash in lieu of fractional shares of Purchaser Common Stock to be issued or paid in consideration therefor, (i) a letter of transmittal (the “Letter of Transmittal”) in customary form agreed to by Company and Purchaser prior to the Closing Date specifying that delivery shall be effected, and risk of loss and title to Certificates shall pass, only upon delivery of Certificates (or affidavits of loss in lieu of such Certificates) to the Exchange Agent, such Letter of Transmittal to be in such form and have such other provisions as Purchaser and Company shall agree and (ii) instructions for use in surrendering Certificates (or affidavits of loss in lieu of such Certificates) in exchange for the applicable Merger Consideration and, any cash in lieu of fractional shares of Purchaser Common Stock to be issued or paid in consideration therefor.

(b)                                 Upon surrender to the Exchange Agent of its Certificates (or affidavits of loss in lieu of such Certificates), accompanied by a properly completed Letter of Transmittal, a holder of Company Common Stock will be entitled to receive promptly after the Effective Time but in any event within ten (10) business days after such surrender, the applicable Per Share Merger Consideration and any cash in lieu of fractional shares of Purchaser Common Stock to be issued or paid in consideration therefor in respect of the shares of Company Common Stock represented by its Certificates (or affidavits of loss in lieu of such Certificates).  Until so surrendered, each such Certificate shall represent after the Effective Time, for all purposes, only the right to receive, without interest, the applicable Per Share Merger Consideration and any cash in lieu of fractional shares of Purchaser Common Stock to be issued or paid in consideration therefor upon surrender of such Certificate in accordance with, and any dividends or distributions to which such holder is entitled pursuant to, this Article II.

(c)                                  No dividends or other distributions with respect to Purchaser Common Stock shall be paid to the holder of any unsurrendered Certificate with respect to the shares of Purchaser Common Stock represented thereby, in each case unless and until the surrender of such Certificate in accordance with this Article II.  Subject to the effect of applicable abandoned property, escheat or similar laws, following surrender of any such Certificate in accordance with this Article II, the record holder thereof shall be entitled to receive, without interest, (i) the amount of dividends or other distributions with a record date after the Effective Time theretofore payable with respect to the whole shares of Purchaser Common Stock represented by such Certificate paid prior to such surrender date, and/or (ii) at the appropriate payment date, the amount of dividends or other distributions payable with respect to shares of Purchaser Common Stock represented by such Certificate with a record date after the Effective Time (but before such surrender date) and with a payment date subsequent to the issuance of the Purchaser Common Stock issuable with respect to such Certificate.

(d)                                 In the event of a transfer of ownership of a Certificate representing Company Common Stock that is not registered in the stock transfer records of Company, the shares of Purchaser Common Stock and cash in lieu of fractional shares of Purchaser Common Stock comprising the Per Share Merger Consideration shall be issued or paid in exchange therefor to a person other than the person in whose name the Certificate so surrendered is registered if the Certificate formerly representing such Company Common Stock shall be properly endorsed or otherwise be in proper form for transfer and the person requesting such payment or issuance shall pay any transfer or other similar taxes required by reason of the payment or issuance to a person other than the registered holder of the Certificate, or establish to the reasonable satisfaction of Purchaser that the tax has been paid or is not applicable.

(e)                                  After the Effective Time, there shall be no transfers on the stock transfer books of Company of the shares of Company Common Stock that were issued and outstanding immediately prior to the Effective Time other than to settle transfers of Company Common Stock that occurred prior to the Effective Time.  If, after the Effective Time, Certificates representing such shares are presented for transfer to the Exchange Agent, they shall be cancelled and exchanged for the applicable Per Share Merger Consideration and any cash in lieu of fractional shares of Purchaser Common Stock to be issued or paid in consideration therefor in accordance with the procedures set forth in this Article II.

(f)                                   Any portion of the Exchange Fund that remains unclaimed by the shareholders of Company as of the one year anniversary of the Effective Time will be transferred to Purchaser.  In such event, any former shareholders of Company who have not theretofore complied with this Article II shall thereafter look only to Purchaser with respect to the Merger Consideration, any cash in lieu of any fractional shares and any unpaid dividends and distributions on the Purchaser Common Stock deliverable in respect of each share of Company Common Stock such shareholder holds as determined pursuant to this Agreement, in each case, without any interest thereon.  Notwithstanding the foregoing, none of Purchaser, the Surviving Company, the Exchange Agent or any other person shall be liable to any former holder of shares of Company Common Stock for any amount delivered in good faith to a public official pursuant to applicable abandoned property, escheat or similar laws.

(g)                                  In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if reasonably required by Purchaser or the Exchange Agent, the posting by such person of a bond in such amount as Purchaser may determine is reasonably necessary as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the applicable Per Share Merger Consideration deliverable in respect thereof pursuant to this Agreement.

Section 2.4                                                            No Fractional Shares.  Notwithstanding anything to the contrary contained in this Agreement, no fractional shares of Purchaser Common Stock shall be issued upon the surrender of Certificates, no dividend or distribution with respect to Purchaser Common Stock shall be payable on or with respect to any fractional share, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a shareholder of Purchaser.  In lieu of the issuance of any such fractional share, Purchaser shall pay to each former shareholder of Company who otherwise would be entitled to receive such fractional share an amount in cash (rounded to the nearest cent) determined by multiplying (i) the fraction of a share (after taking into account all shares of Company Common Stock held by such holder at the Effective Time and rounded to the nearest thousandth when expressed in decimal form) of Purchaser Common Stock to which such holder would otherwise be entitled to receive pursuant to Section 1.5 by (ii) $21.85.

Section 2.5                                                            Withholding Rights.  Each of the Exchange Agent, Purchaser or the Surviving Company shall be entitled to deduct and withhold from the Per Share Merger Consideration payable to holders of shares of Company Common Stock (including cash in lieu of fractional shares) or consideration otherwise payable to holders of Company Options pursuant to this Agreement such amounts as the Exchange Agent, Purchaser or the Surviving Company, as the case may be, is required to deduct and withhold under the Code, or any provision of state, local or foreign tax law, with respect to the making of such payment.  To the extent the amounts are so withheld by the Exchange Agent, Purchaser or the Surviving Company, as the case may be, and timely paid over to the appropriate Governmental Entity, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of shares of Company Common Stock or holders of Company Options in respect of whom such deduction and withholding was made by the Exchange Agent or Purchaser, as the case may be.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF COMPANY

As an inducement to Purchaser and Merger Sub to enter into this Agreement and to consummate the transactions contemplated hereby, and except as set forth in the corresponding sections or subsections of the disclosure schedule delivered to Purchaser and Merger Sub by Company prior to entering into this Agreement (the “Company Disclosure Schedule”) the Company represents and warrants to Purchaser as follows:

Section 3.1                                                            Organization, Qualification and Corporate Power.

(a)                                 Company is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Kentucky, with full corporate power and authority to conduct its business as it is now being conducted, to own or use the properties and assets that it purports to own or use, and to perform all of its obligations under the Contracts.  Company is not, and is not required to be, qualified to do business as a foreign corporation under the laws of any other state or other jurisdiction.  Company is duly registered as a bank holding company under the Bank Holding Company Act of 1956, as amended (“BHC Act”) and meets the applicable requirements for qualification as such.

(b)                                 The Bank is a Kentucky banking corporation duly organized, validly existing, and in good standing under the laws of the Commonwealth of Kentucky, with full corporate power and authority to conduct its business as it is now being conducted, to own or use the properties and assets that it purports to own or use, and to perform all of its obligations under the Contracts.  The Bank is duly chartered to conduct a banking business in Kentucky by the Kentucky Department of Financial Institutions (“KDFI”).  The Bank is not required to be qualified to do business in any other jurisdiction.

(c)                                  True, complete and correct copies of the Articles of Incorporation of Company, as amended (the “Company Articles”), the Bylaws of Company, as amended (the “Company Bylaws”), the Articles of Incorporation of the Bank, as amended (the “Bank Articles”), and the Bylaws of the Bank, as amended (the “Bank Bylaws”), as in effect as of the date of this Agreement, have previously been made available to Purchaser.

Section 3.2                                                            Capitalization.

(a)                                 Company has authorized capital consisting of (i) 100,000 shares of common stock, with no par value (the “Company Common Stock”), of which, as of the date hereof, 41,933 shares of Company Common Stock were issued and outstanding and no such shares were held as treasury stock and (ii) 10,000 shares of preferred stock, with no par value, of which, as of the date hereof, no shares were issued and outstanding.  As of the date hereof, there were outstanding 3,180 Company Stock Options, which if exercised in full would result in the issuance of 3,180 shares of Company Common Stock.  Except as set forth in this Section 3.2(a), there are no outstanding options, warrants, rights, calls, commitments, conversion rights, rights of exchange, plans or other agreements of any character providing for the purchase, issuance or sale of any shares of capital stock of Company.  All of the outstanding shares of capital stock of

Company have been duly authorized and validly issued and are fully paid and non-assessable.  No bonds, debentures, notes or other indebtedness having the right to vote on any matters on which shareholders of Company may vote are outstanding.  None of the outstanding shares of capital stock of Company has been issued in violation of any preemptive right.  Section 3.2(a) of the Company Disclosure Schedule sets forth a correct and complete list, as of the date hereof, of the record holders of the Company Common Stock and each record holder of Company Stock Options and the number of shares of Company Common Stock held by each such holder and the number of shares of Company Common Stock subject to each Company Stock Option.

(b)                                 The Bank has authorized capital consisting of 1,000 shares of common stock, with no par value, of which, as of the date hereof, 150 were issued and outstanding and no such shares were held as treasury stock.  There are no outstanding options, warrants, rights, calls, commitments, conversion rights, rights of exchange, plans or other agreements of any character providing for the purchase, issuance or sale of any shares of capital stock of the Bank.  No bonds, debentures, notes or other indebtedness having the right to vote on any matters on which stockholders of the Bank may vote are outstanding.  All of the outstanding shares of capital stock of the Bank have been duly authorized and validly issued and are fully paid and non-assessable.  None of the outstanding shares of capital stock of the Bank has been issued in violation of any preemptive right.

Section 3.3                                                            Subsidiaries and Investments.

(a)                                 Company owns all of the issued and outstanding shares of capital stock of the Bank, free and clear of all liens, pledges, charges, claims and security interests and similar encumbrances (“Liens”).  Company has no subsidiaries other than the Bank and does not otherwise own, directly or indirectly, any capital stock or other equity or ownership or proprietary interest in any other corporation, partnership, association, trust, joint venture, or other entity.

(b)                                 Except for securities and other interests held in a fiduciary capacity and beneficially owned by third parties or taken in consideration of debts previously contracted, the Bank has no subsidiaries and does not own, directly or indirectly, any capital stock or other equity or ownership or proprietary interest in any corporation, partnership, association, trust, joint venture, or other entity.

Section 3.4                                                            Books and Records; Internal Controls.

(a)                                 The books of account and other financial records of Company and the Bank, all of which have been made available to Purchaser, are complete and correct and represent actual, bona fide transactions and have been maintained in accordance with sound business practices, including the maintenance of an adequate system of internal controls.  The minute books of Company and the Bank, which have been and will be made available to Purchaser and its representatives, contain accurate records of all meetings held, and corporate action taken, by the shareholders, the Board of Directors and committees of the Board of Directors of each of the Company and the Bank.

(b)                                 The records, systems, controls, data, and information of the Company and the Bank are recorded, stored, maintained, and operated under means (including any electronic, mechanical, or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of Company or the Bank or accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that would not reasonably be expected to have a Material Adverse Effect on the system of internal accounting controls of Company described in this Section 3.4(b).

(c)                                  Since December 31, 2009, neither Company nor the Bank has, nor, to the Knowledge of Company, has any director, officer, employee, auditor, accountant or other representative of Company or the Bank, received any material complaint, allegation, assertion, or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies, or methods of Company or the Bank or their respective internal accounting controls, including any material complaint, allegation, assertion, or claim that Company or the Bank has engaged in questionable accounting or auditing practices.  Additionally, no attorney representing Company or the Bank, whether or not employed by Company or the Bank, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by Company or the Bank or any of their respective officers, directors, employees, or agents to the Board of Directors of Company or any committee thereof or to any director or officer of Company or the Bank.

Section 3.5                                                            Authority; No Violation.

(a)                                 Company has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby.  The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, including the Merger and the “plan of merger” (as such term is used in KRS 271B.11-010) contained in this Agreement, have been duly and validly adopted and approved in accordance with the KBCA by the Board of Directors of Company by a unanimous vote thereof.  The Board of Directors of Company has (i) in reliance upon the information, opinions, reports and financial data prepared and presented by Company’s legal and financial advisers, determined that this Agreement and the transactions contemplated hereby, including the Merger and the “plan of merger”, are advisable, fair to, and in the best interests of the holders of the Company Common Stock, (ii) directed that this Agreement, including the “plan of merger” contained in this Agreement, be submitted to the holders of the Company Common Stock for adoption, and (iii) recommended that the holders of the Company Common Stock approve and adopt this Agreement and the “plan of merger” set forth in this Agreement at a meeting of the holders of Company Common Stock.  Except for the approval of this Agreement and the transactions contemplated hereby by the affirmative vote of a majority of all the votes entitled to be cast by holders of outstanding Company Common Stock (the “Company Shareholder Approval”), no other corporate proceedings on the part of Company are necessary to approve this Agreement or to consummate the transactions contemplated hereby.  This Agreement has been duly and validly executed and delivered by Company and constitutes the valid and binding obligation of Company, enforceable against Company in accordance with its terms (except as may be limited by bankruptcy, insolvency, fraudulent transfer, moratorium, reorganization or similar laws of general applicability relating to or affecting the rights of creditors generally and subject to general principles of equity (the “Bankruptcy and Equity Exception”)).

(b)                                 Neither the execution and delivery of this Agreement, the consummation of the transactions contemplated hereby or thereby, nor the performance of this Agreement in compliance with the terms and conditions hereof and thereof by Company and the Bank will (i) violate, conflict with or result in any breach of the Company Articles, Company Bylaws, Bank Articles or Bank Bylaws, (ii) violate, conflict with or result in a breach, default or termination under any contract or agreement to which any of Company or the Bank is a party or give rise to any right of termination, cancellation or acceleration of the maturity of any payment date of any of the indebtedness or other obligations of Company or the Bank, except for such defaults (or rights of termination, cancellation or acceleration) as to which requisite waivers or consents have been obtained in writing and provided to Purchaser, or (iii) violate any law, statute, rule, regulation, judgment, order, injunction or decree issued, promulgated or entered into by or with any Governmental Entity (each, a “Law”) applicable to Company or the Bank.

Section 3.6                                                            Financial Statements and Reports.

(a)                                 Section 3.6 of the Company Disclosure Schedule contains the consolidated audited balance sheet of Company and the Bank (the “Balance Sheet”) as of December 31, 2011 (the “Balance Sheet Date”), the related consolidated audited income statement for the fiscal year then ended, and the unaudited consolidated balance sheet of the Company and the Bank as of September 30, 2012, and the related unaudited consolidated income statement of Company and the Bank for the nine months then ended.  All such consolidated financial statements (the “Financial Statements”) were prepared from the books and records of Company and the Bank in accordance with generally accepted accounting principles, consistently applied (“GAAP”).  The Financial Statements fairly present the consolidated financial position and results of operations, changes in shareholders’ equity and cash flows (only with respect to audited Financial Statements) of Company and the Bank as of the respective dates of and for the periods referred to in such Financial Statements, all in accordance with GAAP, except in each case as may be noted therein or, in the case of interim financial statements, to normal recurring year-end adjustments and the absence of certain notes thereto.

(b)                                 Company and the Bank have filed all reports, registrations, statements, and other documents, together with any amendments required to be made thereto, that are required to be filed with the Board of Governors of the Federal Reserve System, Federal Deposit Insurance Corporation (“FDIC”), or the KDFI.  Each such report, registration, statement, or document, as of its respective date, did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein not misleading.

Section 3.7                                                            Absence of Certain Changes and Events.  Since the Balance Sheet Date, (a) Company has conducted its business in the ordinary and usual course consistent with past practice, (b) except as set forth on Section 3.7 of the Company Disclosure Schedule, neither Company nor the Bank has taken or allowed to occur any of the actions described in Section 5.2 and (c) no event has occurred or circumstance arisen that, individually or taken together with all other facts, circumstances and events (described in any paragraph of this Section 3.7 or otherwise), has had or is reasonably likely to have a Material Adverse Effect with respect to Company.  As used in this Agreement, the term “Material Adverse Effect” means with respect to any party, a material adverse effect on (i) the financial condition, results of operations or business of such party and its subsidiaries taken as a whole or (ii) the ability of such party to timely consummate the transactions contemplated by this Agreement; provided, however, that, with respect to clause (i), a “Material Adverse Effect” shall not be deemed to include the impact of (A) changes in banking and similar laws of general applicability or interpretations thereof by any foreign, federal or state banking, other regulatory, self-regulatory or enforcement authorities or any courts, administrative agencies, or commissions or other governmental authorities or instrumentalities (each, a “Governmental Entity”), (B) changes after the date hereof in applicable GAAP or regulatory accounting requirements applicable to banks and their holding companies generally, (C) changes in general economic conditions affecting banks and their holding companies generally, (D) any outbreak or escalation of hostilities, declared or undeclared acts of war or terrorism, (E) with respect to Company, the effects of any action or omission taken with the prior consent of Purchaser or as otherwise required by this Agreement, (F) any change, circumstance, development, condition or occurrence resulting from the announcement of the transactions contemplated by this Agreement, or (G) direct effects of this Agreement on the operating performance of such party, including reasonable expenses incurred by such party in consummating the transactions contemplated by this Agreement; provided that the effect of such changes described in clauses (A), (B), (C), and (D) shall not be excluded as a Material Adverse Effect to the extent of a materially disproportionate impact, if any, they have on such party and its subsidiaries, taken as a whole, as compared to other companies in the industry in which such party and its subsidiaries operate.

Section 3.8                                                            Absence of Undisclosed Liabilities.

(a)                                 Except (i) as and to the extent of the amounts specifically reflected or reserved against in the Balance Sheet, (ii) liabilities and obligations incurred since the Balance Sheet Date thereof in the ordinary course of business and consistent with past practice, neither Company nor the Bank has any liabilities or obligations of any nature whether absolute, accrued, contingent or otherwise, and no event has occurred or circumstances arisen that, individually or taken together with all other facts, circumstances and events, is reasonably likely to have a Material Adverse Effect with respect to Company or the Bank.

(b)                                 No agreement pursuant to which any loans or other assets have been or shall be sold by the Bank entitled the purchaser of such loans or other assets to cause the Bank to repurchase such loan or other asset or the purchaser to pursue any other form of recourse against the Bank.

Section 3.9                                                            Taxes.

(a)                                 All material federal, state, local and foreign tax returns and tax reports (collectively “Tax Returns”) required to be filed by Company or the Bank have been timely filed with the appropriate governmental agencies (or requests for extensions have been timely filed and any such extension shall have been granted and not expired) in all jurisdictions in which such returns and reports are required to be filed, all such Tax Returns are or will be true and complete in all material respects, and all amounts shown as owing thereon or actually owed have been paid or adequate provision has been made for any such Taxes on the Financial Statements or the financial statements provided to Purchaser pursuant to Section 6.5(b) of this Agreement, in each case, in accordance with GAAP on or before the Closing Date.  All taxes, including, without limitation, income, accumulated earnings, property, sales, use, franchise, capital stock, excise, license, value added, fuel, employees’ income withholding and social security taxes (collectively, “Taxes”), that have become due or payable or are required to be collected by Company or the Bank or are otherwise attributable to any periods ending on or before the Closing Date and all interest and penalties thereon, whether disputed or not, have been paid or will be paid in full or adequately reflected on the Financial Statements or the financial statements provided to Purchaser pursuant to Section 6.5(b) of this Agreement, in each case, in accordance with GAAP on or prior to the Closing Date.  Neither Company nor the Bank is currently the beneficiary of any extension of time within which to file any Tax Return.  There are no Liens on any of the assets of Company or the Bank that arose in connection with any failure (or alleged failure) to pay any Tax (other than Taxes not yet due and payable), and Company has no Knowledge of any basis for the assertion of any claims attributable to Liens, which, if adversely determined, would result in any such Lien.

(b)                                 Company has delivered or made available to Purchaser copies of, and Section 3.9 of the Company Disclosure Schedule contains a complete and accurate list of, all Tax Returns filed since January 1, 2008.  Section 3.9 of the Company Disclosure Schedule contains a complete and accurate list of all Tax Returns of Company and the Bank that have been audited or are currently under audit and accurately describes any deficiencies or other amounts that were paid or are currently being contested.  To the Knowledge of Company, no undisclosed deficiencies are expected to be asserted with respect to any such audit.  Company has no Knowledge that any Governmental Entity will assess any additional Taxes for any period for which Tax Returns have been filed.  Neither Company nor the Bank has given or has been requested to give waivers or extensions of any statute of limitations relating to the payment of Taxes of Company for which they may be liable.

(c)                                  The charges, accruals and reserves with respect to Taxes required to be paid as reflected on the Financial Statements or the financial statements provided to Purchaser pursuant to Section 6.5(b) of this Agreement are adequate (as determined in accordance with GAAP) and are at least equal to Company’s and the Bank’s respective liabilities for such Taxes.

(d)                                 All Taxes that Company or the Bank is or was required by law to withhold, deduct or collect have been duly withheld, deducted and collected and, to the extent required, have been paid to the proper Governmental Entity.

(e)                                  No closing agreements, private letter rulings, technical advice memoranda or similar agreements or rulings have been entered into or issued by any taxing authority with respect to Company or the Bank, and no such agreement or ruling has been applied for and is currently pending.

(f)                                   There is no tax sharing arrangement, tax allocation agreement, tax indemnity obligation or similar written or unwritten agreement, arrangement, understanding or practice with respect to Taxes that will require any payment by Company or the Bank.

(g)                                  Company and the Bank have disclosed on their respective federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Code Section 6662.

Section 3.10                                                     Assets.  Section 3.10 of the Company Disclosure Schedule contains a true and complete list of all of the fixed assets of Company and the Bank, whether owned or leased.  Except as shown on Section 3.10 of Company Disclosure Schedule, all real and personal property owned by Company or the Bank or presently used by Company or the Bank in its business is in an adequate condition (ordinary wear and tear excepted) and is sufficient to carry on its business in the ordinary course of business consistent with its past practices.  Each of Company and the Bank has good and marketable title, free and clear of all Liens, to all of the material properties and assets, real and personal, reflected on the Balance Sheet or acquired after such date, other than properties sold in the ordinary course of business, except for (i) Liens for current taxes and assessments not yet due or payable (ii) pledges to secure deposits and other Liens incurred in the ordinary course of its banking business, (iii) such imperfections of title, easements and encumbrances, if any, as are not material in character, amount or extent and (iv) as reflected in the Financial Statements. All real and personal property which is material to the business of Company or the Bank and leased or licensed by Company or the Bank is held pursuant to leases or licenses which are valid and enforceable in accordance with their respective terms and such leases will not terminate or lapse prior to the Effective Time.

Section 3.11                                                     Risk Management Instruments.  Neither Company nor the Bank is a party to, nor has either agreed to enter into an exchange traded or over-the-counter equity, interest rate, foreign exchange or other swap, forward, future, option, cap, floor or collar or any other contract that is not included on the Balance Sheet and is a derivatives contract (including various combinations thereof) (each, a “Derivatives Contract”), and neither Company nor the Bank owns securities that (i) are referred to generically as “structured notes,” “high risk mortgage derivatives,” “capped floating rate notes” or “capped floating rate mortgage derivatives” or (ii) are likely to have changes in value as a result of interest or exchange rate changes that significantly exceed normal changes in value attributable to interest or exchange rate changes.

Section 3.12                                                     Compliance with Law; Licenses and Permits.

(a)                                 Each of Company and the Bank has materially complied with all Law applicable to it, its operations, properties, assets, products, and services.  Neither Company nor the Bank has received any notice or other communication (whether oral or written) from any Governmental Entity or any other Person regarding (i) any actual, alleged, possible or potential violation of, or failure to comply with any Law, or (ii) any actual, alleged, possible or potential obligation to undertake, or to bear all or any portion of the cost of, any remedial action of any nature.  There is no existing Law, and Company has no Knowledge of any proposed Law, whether Federal, state or local, that would prohibit or materially restrict Purchaser from, or otherwise materially adversely affect Purchaser in, conducting the business of the Bank in the manner heretofore conducted by Company and the Bank in any jurisdiction in which such business is now conducted.  Each of Company and the Bank possesses all franchises, permits, licenses, certificates and consents required from any Governmental Entity in order to carry on its respective business as currently conducted and to own and operate its properties and assets as now owned and operated.

(b)                                 Except as set forth on Section 3.12(b) of the Company Disclosure Schedule (such disclosure to be made in a manner permitted by applicable Law), neither Company nor the Bank is subject to any cease-and-desist, consent order or other order or enforcement action issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking, or is subject to any order, decree or directive by, or is a recipient of any supervisory letter from, has adopted any policies, procedures or board resolutions at the request or suggestion of, any Governmental Entity, including any Governmental Entity charged with the supervision or regulations of financial institutions or issuers of securities or engaged in the insurance of deposits or the supervision or regulation of Company or the Bank (each a “Bank Regulator”), in each case that currently restricts in any material respect the conduct of the business of Company or the Bank or that in any material manner relates to the capital adequacy, ability to pay dividends, credit or risk management policies, regulatory compliance, management of the business, in each case, of Company or the Bank, other than those of general application that apply to similarly situated bank holding companies or their subsidiaries (the “Company Regulatory Agreements”); nor has Company or the Bank been advised by any Governmental Entity that such Governmental Entity is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such Company Regulatory Agreement.  No investigation by any Governmental Entity with respect to Company or the Bank is pending or, to the Knowledge of Company, threatened, and Company has no Knowledge of any basis for the commencement of any regulatory or enforcement action against Company or the Bank by any Governmental Entity, including any Bank Regulator.

Section 3.13                                                     Employment and Labor Matters.

(a)                                 Section 3.13 of the Company Disclosure Schedule lists each officer, employee, consultant and independent contractor of Company and the Bank (including any employee on leave of absence or layoff status) on the date hereof, along with the amount of the current annual salaries and total compensation paid or due for services to each officer, employee, consultant or independent contractor for the most recent fiscal year end and the year to date, and a full and complete description of any commitments to such officers, employees, consultants and independent contractors with respect to compensation payable thereafter.  Except as set forth on the Company Disclosure Schedule, to the Knowledge of Company, no key employee or group of employees has any plans to terminate employment with Company or the Bank.

(b)                                 Neither Company nor the Bank is a party to or bound by any collective bargaining agreement with any labor organization, group or association covering any of its employees, and to the Knowledge of Company, there have been no attempts to organize the employees of Company or the Bank by any Person or group seeking to act as their bargaining agent.  There are no pending or, to the Knowledge of Company, threatened charges (by employees, their representatives, or Governmental Entities) of unfair labor practices or of employment discrimination or of any other wrongful action with respect to any aspect of employment of any person employed or formerly employed by Company or the Bank.  Neither Company nor the Bank has received written notice of the scheduling by any Governmental Entity, of any union representation election relating to the employees of Company or the Bank or any organizational effort with respect to any of such employees, or any investigation by any Governmental Entity of the employment policies or practices of Company or the Bank.  Neither Company nor the Bank is currently, nor has either of them been, involved in labor negotiations with any unit or group seeking to become the bargaining unit for any employees of Company or the Bank.  Neither

Company nor the Bank has experienced any material work stoppages, and, to the Knowledge of Company, no work stoppage is planned.

(c)                                  Company and the Bank have materially complied with all Law relating to the employment of labor, including, without limitation, any provisions thereof relating to wages, hours, benefits, workers’ compensation, employment practices, terms and conditions of employment, immigration, collective bargaining, equal opportunity or similar laws and the payment of social security and similar taxes, and is not liable for any arrears of wages or any taxes or penalties for failure to comply with any of the foregoing.

Section 3.14                                                     Employee Benefits.

(a)                                 Set forth on Section 3.14 of the Company Disclosure Schedule is a list of all pension, profit sharing, retirement, deferred compensation, stock purchase, stock option, stock appreciation right, employee stock ownership, incentive, bonus, vacation, sick, severance, change-in-control, disability, hospitalization, medical insurance, life insurance, fringe benefit, welfare and other employee benefit plans, programs, policies or arrangements pursuant to which Company or its ERISA Affiliates provides or has provided (directly or indirectly, individually or jointly through others) benefits or compensation to or on behalf of employees, directors or independent contractors or former employees or former directors or former independent contractors of Company or its ERISA Affiliates, whether formal or informal, whether or not written (each, an “Employee Plan”).  Company has furnished to Purchaser true, complete and accurate copies of each written Employee Plan and related trust agreement, a complete and accurate description of each unwritten Employee Plan, current summary plan descriptions, all insurance contracts relating to Employee Plans, and all annual reports filed with respect to each Employee Plan for the last five years.  Company will maintain the Employee Plans listed on Section 3.14 of the Company Disclosure Schedule in full force and effect through the Closing Date, unless otherwise provided herein.  Except as set forth on Section 3.14 of the Company Disclosure Schedule, Purchaser shall not have any obligation or liability of any kind or nature for any compensation or benefits of any kind or nature to the employees or independent contractors of Company or the Bank for services rendered prior to the Effective Time.  For purposes of this Section 3.14, the term “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended, and the term “ERISA Affiliate” shall mean the Bank and each trade or business (whether or not incorporated) which together with Company is treated as a single employer under Section 414(b), (c), (m), (o) or (t) of the Code.

(b)                                 There are no actions, suits or claims pending (other than routine claims for benefits) or, to the Knowledge of Company, threatened against or with respect to any Employee Plan or the assets of any Employee Plan.  There are no taxes, fees, penalties, interest or other amounts due as a result of the loss of tax-qualification of any Employee Plan (or the correction of any qualification issue under any such plan, whether made pursuant to any Internal Revenue Service program or policy or otherwise).

(c)                                  Each Employee Plan (and the related trust or funding vehicle, if any) has been administered and maintained in accordance with its terms and with all applicable Law.  Except as set forth on Section 3.14 of the Company Disclosure Schedule, each Employee Plan which is intended to be qualified under Section 401(a) of the Code and each amendment to such plan is either subject to a favorable determination letter from the Internal Revenue Service or adopted on a prototype document that has received an Internal Revenue Service opinion as to the form of document, and each such plan has at all times been maintained, by its terms and in operation, in accordance with Section 401(a) of the Code.  The form of all Employee Plans is in compliance with the applicable terms of ERISA, the Code, and any other applicable laws.  All reports and disclosures required with respect to each Employee Plan have been properly and timely made.  The assets of each Employee Plan which is not funded through the general assets of Company or the Bank or via purchase of an insurance contract are at least equal to the liabilities under such Employee Plan, and all assets of each Employee Plan are shown on the books and records of such Employee Plan at fair market value.  No Employee Plan has unfunded liabilities that as of the Closing Date are not accurately and fully reflected on the Balance Sheet.

(d)                                 Neither Company nor any of its ERISA Affiliates is or has been a participant in, or is or has been obligated to maintain or to make contributions to, a multi-employer plan (within the meaning of ERISA Section 3(37) and ERISA Section 4001(a)(3)) or an Employee Plan which is subject to Title IV of ERISA.  Neither Company nor any ERISA Affiliate has sponsored, contributed to or been obligated under Title I or IV of ERISA to contribute to a “defined benefit plan” (as defined in ERISA Section 3(35)).  Neither Company nor the Bank is obligated to provide post-retirement medical benefits or any other post-retirement welfare benefits to or on behalf of any persons whatsoever (except the benefits pursuant to the continuation health coverage requirements under Section 4980B of the Code, ERISA Section 601, or applicable state law).  Except as set forth on the Company Disclosure Schedule and for the continuation coverage requirements of COBRA, neither Company nor the Bank has any obligations or potential liability for benefits to employees, former employees or their respective dependents following termination of employment or retirement under any Employee Plans providing medical, dental, life or disability benefits.

(e)                                  Neither Company nor its ERISA Affiliates is subject to and, to the Knowledge of Company, no facts exist which could subject Company or any of its ERISA Affiliates to, any liability whatsoever which is directly or indirectly related to any Employee Plan.

(f)                                   Termination of or withdrawal from any Employee Plan immediately prior to or following the Effective Time would not subject Purchaser, the Bank, or Company to any liability, tax or penalty whatsoever.

(g)                                  The execution or performance of the transactions contemplated by this Agreement will not create, vest, accelerate or increase any obligations under the Employee Plans other than the Company Stock Plan, nor create any obligation to make any payment which would not be deductible as an excess golden parachute payment under Section 280G of the Code.  Each Employee Plan subject to Section 409A of the Code has been maintained and operated in compliance with Section 409A.

(h)                                 All contributions to or under each Employee Plan and all expenses of each Employee Plan were fully deductible for income tax purposes for the taxable year for which such contributions were made or such expenses were paid.  All contributions to or under each Employee Plan have been made when due under the terms of such Employee Plan in accordance with all applicable Law.

(i)                                     Each Employee Plan covering any present or former employee of Company or the Bank that is subject to the continuation health coverage requirements of Section 4980B of the Code or Section 601-608 of ERISA or any applicable state law has been maintained by Company or the Bank in compliance with all such requirements for continuation coverage.  Each Employee Plan subject to the portability, access and renewability provisions of Section K, Chapter 100 of the Code and Section 701 et seq. of ERISA is in compliance with such provisions.

(j)                                    Neither Company nor the Bank nor any fiduciary of an Employee Plan has violated the requirements of Section 404 of ERISA.  Neither Company nor the Bank has engaged in a transaction with respect to any Employee Plan that could subject Company, the Bank, or Purchaser to a tax or penalty imposed by either Section 4975 of the Code or Section 502(l) of ERISA or a violation of Section 406 of ERISA.

Section 3.15                                                     Insurance.  Company and the Bank are, and will be through the Closing, insured with insurers in respect of its properties, assets and businesses as set forth on Section 3.15 of the Company Disclosure Schedule.  Such insurance shall remain in full force and effect with respect to all events occurring prior to the Effective Time.  Except as set forth on Section 3.15 of the Company Disclosure Schedule, neither Company nor the Bank (i) has failed to give any notice or present any claim under any such policy or binder in due and timely fashion, (ii) has received notice of cancellation or non-renewal of any such policy or binder, (iii) has any Knowledge of any threatened or proposed cancellation or non-renewal of any such policy or binder, and (iv) has received notice of any insurance premium which will be materially increased in the future.  There are no outstanding claims under any such policy as to which the insurer has disclaimed liability.

Section 3.16                                                     Contracts.

(a)                                 Except as set forth on Section 3.16(a) of the Company Disclosure Schedule, none of Company or the Bank is a party to, or is bound or affected by, or receives benefits under (each Contract of the type described in this Section 3.16(a) whether written or oral and whether or not set forth in the Company Disclosure Schedule, is referred to as a “Contract”):

(i)                                     any Contract entered into for the acquisition of the securities (other than the purchase of investment securities in the ordinary course of business) of or any material portion of the assets of any other Person;

(ii)                                  any trust indenture, mortgage, promissory note, loan agreement or other Contract or instrument for the borrowing of money, any currency exchange, commodities or other hedging arrangement or any leasing transaction of the type required to be capitalized in accordance with GAAP, in each case, where Company or the Bank is a lender, borrower or guarantor other than agreements evidencing deposit liabilities, trade payables and Contracts relating to borrowings entered into in the ordinary course of business;

(iii)                               any Contract limiting (or purporting to limit) the freedom of any of Company or the Bank to engage in any line of business or to compete with any other person or prohibiting Company or the Bank from soliciting customers, clients or employees, in each case whether in any specified geographic region or business or generally;

(iv)                              any Contract of guarantee, support or indemnification by Company or the Bank, assumption or endorsement by Company or the Bank of, or any similar commitment by Company or the Bank with respect to, the obligations, liabilities (whether accrued, absolute, contingent or otherwise) or indebtedness of any other person other than those entered into in the ordinary course of business;

(v)                                 any Contract which would be terminable other than by Company or the Bank or any Contract under which a material payment obligation would arise or be accelerated, in each case as a result of the announcement or consummation of the transactions contemplated by this Agreement (either alone or upon the occurrence of any additional acts or events);

(vi)                              any alliance, cooperation, joint venture, shareholders’ partnership or similar Contract or arrangement involving a sharing of (A) profits or losses relating to Company or the Bank or (B) fees for investment or brokerage services;

(vii)                           any employment, change of control, severance, termination, consulting, or retirement Contract;

(viii)                        any Contract, option or commitment or right with, or held by, any third party to acquire, use or have access to any assets, or any interest therein, of Company or the Bank, other than in connection with the sale of Loans, Loan participations or investment securities in the ordinary course of business consistent with past practice;

(ix)                              any Contract that contains any (A) exclusive dealing obligation, (B) “clawback” or similar undertaking requiring the reimbursement or refund of any fees, (C) “most favored nation” or similar provision granted by Company or the Bank or (D) provision that grants any right of first refusal or right of first offer or similar right or that limits or purports to limit the ability of Company or the Bank to own, operate, sell, transfer, pledge or otherwise dispose of any Assets or business;

(x)                                 any material Contract that would require any Consent or approval of a counterparty as a result of the consummation of the transactions contemplated by this Agreement;

(xi)                              any lease or other contract (whether real, personal or mixed, tangible or intangible) pursuant to which the annualized rent or lease payments are, or are reasonably expected to be, in excess of $20,000;

(xii)                           any Contract for the use or purchase of materials, supplies, goods, services, equipment or other assets providing for aggregate annual payments by Company of the Bank in excess of $20,000;

(xiii)                        any Contract involving the Intellectual Property Assets;

(xiv)                       any Contract relating to the provision of data processing, network communication, or other technical services to or by Company or the Bank; and

(xv)                          any Contract not listed above that is material to the financial condition, results of operations or business of a Company or the Bank.

(b)                                 Company has delivered or made available to Purchaser true, correct, and complete copies of all of the Contracts that are in writing and a complete description of all Contracts that are not in writing is set forth on Section 3.16(b) of the Company Disclosure Schedule.  All of the Contracts are in full force and effect and enforceable in accordance with their terms.  Except as set forth on Section 3.16(b) of the Company Disclosure Schedule, Company and the Bank, as the case may be, and, to the Knowledge of Company, each other party thereto, has materially performed all the obligations required to be performed by it, has received no notice of default and is not in default (with due notice or lapse of time or both) under any of the Contracts.  Company is not in breach of, and Company has no Knowledge of any breach by Company the Bank or any other party to, any of the Contracts and has received no notice or other communication (whether written or oral) regarding any actual, alleged, anticipated, breach of, or default under, any Contract.  Except as set forth on Section 3.16(b) of the Company Disclosure Schedule, none of the Contracts has been terminated and neither Company nor the Bank has received notice of any threatened termination, cancellation, or limitation of the business relationship of Company or the Bank by any party to any of the Contracts.

Section 3.17                                                     Properties.

(a)                                 Company or the Bank has good, marketable fee simple title to all the properties and assets (including, for the avoidance of doubt, each of the owned branches listed on Section 3.17 of the Company Disclosure Schedule (the “Owned Branches”) and the OREO) reflected in the Balance Sheet as being owned by Company or the Bank, or acquired after the date thereof, except properties sold or otherwise disposed of since the date thereof in the ordinary course of business (collectively, the “Company Owned Properties”), free and clear of all Liens, charges, claims, pledges, conditions, equitable interests, options, security interests, mortgages, easements, encroachments, rights of way, rights of first refusal, or restrictions of any kind (collectively, “Encumbrances”) except (i) Liens for real property Taxes not yet due and payable, and (ii) Encumbrances that do not materially affect the use of the properties or assets subject thereto or affected thereby or otherwise materially impair current business operations at such properties (collectively, “Permitted Encumbrances”).

(b)                                 Company or the Bank has good, marketable leasehold title to all the leased properties reflected in the Financial Statements, or acquired after the date thereof, except for leases that have expired by their terms since the date thereof (collectively, the “Company Leased Properties” and, collectively with the Company Owned Properties, the “Company Real Property”), free and clear of all Encumbrances of any nature whatsoever, except (i) the lessor’s reversionary interest in the Company Leased Properties pursuant to the applicable lease, true and complete copies of which have been delivered to Purchaser, and (ii) Permitted Encumbrances.  Company or the Bank is in possession of the Company Leased Properties, and each such lease is valid without default thereunder by the lessee or, to the Knowledge of Company, the lessor.  The Company Real Property is in material compliance with all applicable restrictive covenants, zoning and land use laws and approvals, and all building, fire safety and accessibility codes and regulations, and the buildings and improvements located on the Company Real Property, taken as a whole, are in reasonable operating condition.  There are no pending or, to the Knowledge of

Company, threatened (in writing) condemnation proceedings against the Company Real Property.  Section 3.17 of the Company Disclosure Schedule sets forth a true and complete list, as of the date hereof, of all Company Real Property.

Section 3.18                                                     Intellectual Property.

(a)                                 For purposes of this Agreement, the term “Intellectual Property Assets” means all intellectual property owned, licensed (as licensor or licensee), or utilized by Company or the Bank in which Company or the Bank has a proprietary interest, including, without limitation, (i) all assumed fictional business names, trade names, registered and unregistered trademarks, service marks and applications; (ii) all patents, patent applications and inventions and discoveries that may be patentable; (iii) all registered and unregistered copyrights in both published works and unpublished works; (iv) all rights in mask works; (v) all know-how, trade secrets, confidential or proprietary information, customer lists, software, technical information, data, process technology, plans, drawings and blue prints (collectively, “Trade Secrets”); and (vi) all rights in internet web sites and internet domain names presently used by Company or the Bank (collectively, “Net Names”).

(b)                                 Section 3.18 of the Company Disclosure Schedule contains a complete and accurate list, and Company has delivered to Purchaser accurate and complete copies, of all contracts of Company or the Bank relating to the Intellectual Property Assets, except for any license implied by the sale of a product and perpetual, paid-up licenses for commonly available software programs under which Company or the Bank is a licensee.  There are no outstanding and, to the Knowledge of Company, no threatened disputes or disagreements with respect to any such contract.

(c)                                  The Intellectual Property Assets are all those necessary for the operation of the Bank’s business as it is currently conducted.  Company or the Bank is the owner or licensee of all right, title and interest (except to the extent limited by the applicable license agreements) in and to each of the Intellectual Property Assets, free and clear of all Claims, and except as otherwise provided in Section 3.18 of the Company Disclosure Schedule has the right to use without payment to another Person, all of the Intellectual Property Assets.

(d)                                 Section 3.18 of the Company Disclosure Schedule contains a complete and accurate list of all Net Names.  All Net Names have been registered in the name of the Bank and are currently in compliance with all formal Law.

(e)                                  There are no pending or, to the Knowledge of Company, threatened proceedings or litigation or other adverse claims affecting or with respect to any of the Intellectual Property Assets.  There is, to the Knowledge of Company, no reasonable basis upon which a claim may be asserted against Company for infringement of any Intellectual Property Assets of any other Person.  To the Knowledge of Company, no Person is infringing the Intellectual Property Assets.

Section 3.19                                                     Consents and Approvals.  Except for (i) the filing of any required applications, filings or notices with any Bank Regulator or other Governmental Entity and approval or authorization of, or consent, exemption or non-objection to, such applications, filings and notices (taken together with the items listed in clause (ii), the “Regulatory Approvals”), (ii)

the filing with the Securities and Exchange Commission (the “SEC”) of and declaration of effectiveness of the registration statement on Form S-4 contemplated by Section 6.2, (iii) the filing of the Kentucky Articles of Merger with the Secretary of State of the Commonwealth of Kentucky and (iv) such filings and approvals as are required to be made or obtained under the securities or “blue sky” laws of various states in connection with the issuance of the shares of Purchaser Common Stock pursuant to this Agreement and approval of listing of such Purchaser Common Stock on the NASDAQ Global Select Market, no consents or approvals of or filings or registrations with any Governmental Entity are necessary in connection with the consummation by Company of the Merger.  No consents or approvals of or filings or registrations with any Governmental Entity are necessary in connection with the execution and delivery by Company of this Agreement.

Section 3.20                                                     Certain Practices.  None of Company, the Bank, Company’s or the Bank’s directors or officers, or to the Knowledge of Company, Company’s or Bank’s employees have, directly or indirectly: (a) used any corporate funds for unlawful contributions, gifts, entertainment, or other unlawful expenses relating to political activity; (b) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns from corporate funds; (c) violated any provision of the Foreign Corrupt Practices Act of 1977, as amended; (d) established or maintained any unlawful or unrecorded fund of corporate monies or other assets; (e) made any false or fictitious entry on the books or records of Company or the Bank; (f) given any favor or gift which is not deductible for federal income tax purposes; or (g) made any bribe, kickback, or other payment of a similar or comparable nature, whether lawful or not, to any person or entity, private or public, regardless of form, whether in money, business, or to obtain special concessions, or to pay for favorable treatment for business secured or for special concessions already obtained.

Section 3.21                                                     Proprietary Information of Third Parties.  No third party has claimed or, to the Knowledge of Company, has reason to claim that any Person employed by or consulting with Company or the Bank (“Related Person”) has (i) violated or may be violating any of the terms or conditions of such person’s employment, non-competition or non-disclosure agreement with such third party, (ii) disclosed or may be disclosing or utilized or may be utilizing any trade secret or proprietary information or documentation of such third party, or (iii) interfered or may be interfering in the employment relationship between such third party and any of its present or former employees.  No third party has requested information from Company or the Bank which suggests that such a claim might be contemplated.  To the Knowledge of Company, no Related Person has employed or proposes to employ any trade secret or any information or documentation proprietary to any former employer and no Related Person has violated any confidential relationship which such person may have had with any third party, in connection with the development or sale of any service of Company or the Bank.

Section 3.22                                                     Litigation.  Except as set forth on Section 3.22 of the Company Disclosure Schedule, there is no (i) action, suit, claim, proceeding or investigation pending or, to the Knowledge of Company, threatened against or affecting Company or the Bank (whether or not such Company or the Bank is a party or prospective party thereto), at law or in equity, or before or by any federal, state, municipal or other Governmental Entity, (ii) arbitration proceeding pending relating to Company or Bank, or (iii) governmental inquiry pending or, to the Knowledge of Company, threatened against or involving Company or the Bank, and there is no basis for any of the foregoing.  Neither Company nor the Bank has received any opinion or memorandum or legal advice from legal counsel to the effect that it is exposed, from a legal standpoint, to any liability or disadvantage which may be material to the business, prospects, financial condition, operations, property or affairs of Company or the Bank.  There are no outstanding orders, writs, judgments, injunctions or decrees served upon Company or the Bank by any court, Governmental Entity, or arbitration tribunal against Company or the Bank.  There are no facts or circumstances which may result in institution of any action, suit, claim or legal, administrative or arbitration proceeding or investigation against, involving or affecting Company or the Bank or the transactions contemplated hereby.  Neither Company nor the Bank is in default with respect to any order, writ, injunction or decree known to or served upon it from any Governmental Entity.  Except as disclosed on Section 3.22 of the Company Disclosure Schedule, there is no action or suit by Company or the Bank pending or threatened against any third party.

Section 3.23                                                     Environmental Matters.  Except as set forth on Section 3.23 of the Company Disclosure Schedule:

(a)                                 Company, the Bank, and the Company Real Property are, and at all times have been, in material compliance with, and have not been and are not in violation of or liable under, any Environmental Law.  As used in this Section 3.23, the term “Environmental Law” shall mean any federal, state, local, or other law, ordinance, code, or regulation that requires or relates to protection of human health or the environment, including, without limitation, laws relating to the “Release” (as defined in Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, 42 U.S.C. § 9601 et seq. (“CERCLA”), or in any applicable state or local law or regulation) of any chemicals, pollutants, contaminants, wastes or toxic substances (collectively, “Hazardous Materials”).

(b)                                 Neither Company nor the Bank have received notice of, nor do Company or the Bank have Knowledge of, any past, present, conditions, circumstances, activities, practices, incidents, actions, or plans of Company or the Bank or their predecessors which may interfere with or prevent continued compliance with Environmental Laws.  To the Knowledge of Company, there are no present or past actions, activities, circumstances, conditions, events or incidents affecting the Company Real Property that could form the basis for assertion of any claim against the Purchaser under any Environmental Law.

(c)                                  There has been no Release or threat of Release, of any Hazardous Materials at or from the Company Real Property and the Company Real Property is not identified on the current or proposed (i) National Priorities List under 40 C.F.R. § 300, (ii) Comprehensive Environmental Response Compensation and Liability Inventory System (“CERCLIS”) list, or (iii) any list arising from a state statute similar to CERCLA.

(d)                                 No Hazardous Materials (including but not limited to friable asbestos or similar substances) are present in buildings on the Company Real Property, including but not limited to the inclusion of such materials in the exterior and interior walls, floors, ceilings, tile, insulation or any other portion of building structures.

(e)                                  Company has delivered to Purchaser true and complete copies and results of any reports, studies, analyses, tests, or monitoring possessed or initiated by Company or the Bank pertaining to Hazardous Materials or Hazardous Activities in, on, or under the Facilities, or concerning compliance, by Company, the Bank or any other Person for whose conduct it is or may be held responsible, with Environmental Laws.

Section 3.24                                                     Transactions With Affiliates.  Except as set forth on Section 3.24 of the Company Disclosure Schedule, no director, officer or shareholder of Company or the Bank, and no member of the immediate family of any such person, or any Person in which any such person or any member of the immediate family of any such person, has a beneficial interest greater than five percent or is an officer, director, trustee, partner, or holder of any equity interest greater than five percent, is a party to any transaction with Company or the Bank, including any contract, agreement or other arrangement providing for the employment of, furnishing of services by, rental of real or personal property from or otherwise requiring payments or involving other obligations to any such person or firm.  All “covered transactions” between the Bank and an “affiliate” within the meaning of Sections 23A and 23B of the Federal Reserve Act have been in compliance with such provisions.

Section 3.25                                                     Broker’s or Finder’s Fees.  Except for Sandler O’Neill + Partners, L.P., no agent, broker, person or firm acting on behalf of Company or the Bank is, or will be, entitled to any commission or broker’s or finder’s fees from Company or the Bank, or from any person controlling, controlled by, or under common control with the Company or the Bank, in connection with the Agreement or any of the transactions contemplated herein.

Section 3.26                                                     Nonperforming and Classified Assets.

(a)                                 Each loan, loan commitment, letter of credit, or other of extension of credit (each a “Loan” and collectively the “Loans”) on the books and records of Company of the Bank was made and has been serviced in all material respects in accordance with customary lending standards in the ordinary course of business, is evidenced in all material respects by appropriate and sufficient documentation and, to the Knowledge of Company, constitutes the legal, valid and binding obligation of the obligor named therein, subject to bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditor’s rights or by general equity principles.

(b)                                 Set forth on Section 3.26 of the Company Disclosure Schedule are (i) any written or oral Loan under the terms of which the obligor is 60 or more days delinquent in payment of principal in default of any other material provision thereof; (ii) each Loan which has been classified as “substandard,” “doubtful,” “loss” or “special mention” (or words of similar import) by Company or the Bank or an applicable regulatory authority; (iii) a listing of any other real estate owned (“OREO”) acquired by foreclosure or by deed-in-lieu thereof, including the book value thereof; and (iv) each Loan with any director, executive officer, or five percent or greater shareholder of Company or the Bank, or to the Knowledge of Company, any Person controlling, controlled by or under common control with any of the foregoing.

(c)                                  The Bank’s allowance for loan losses is, and shall be as of the Effective Date, in compliance with its existing methodology for determining the adequacy of its allowance for loan losses as well as the standards established by applicable Bank Regulators and the Financial Standards Board and is and shall be adequate under all such standards.

Section 3.27                                                     Fiduciary Accounts.  Each of Company and the Bank has properly administered all accounts for which it acts as a fiduciary, including but not limited to accounts for which it serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, in accordance with the terms of the governing documents and applicable laws and regulations.  Neither Company nor the Bank, nor any of their directors, officers or employees, has committed any breach of trust with respect to any fiduciary account and the records for each such fiduciary account are true and correct and accurately reflect the assets of such fiduciary account.

Section 3.28                                                     No Investment Adviser.  Neither Company nor the Bank serves in a capacity described in Section 9(a) or 9(b) of the Investment Company Act of 1940, as amended, nor acts as an “investment adviser” required to register as such under the Investment Advisers Act of 1940, as amended.

Section 3.29                                                     State Takeover Statutes.  Company and the Bank have taken all action required by each of them in order to exempt this Agreement and the transactions contemplated hereby from, and this Agreement and the transactions contemplated hereby are exempt from, the requirements of any “moratorium,” “control share,” “fair price,” “affiliate transaction,” “business combination,” or other anti-takeover laws and regulations of the Commonwealth of Kentucky including Sections 271B.12-200 through 271B.12-220 of the KBCA (collectively, the “Takeover Laws”).

Section 3.30                                                     [Reserved].

Section 3.31                                                     Reorganization.  Neither Company nor the Bank has taken, or agreed to take, any action or is aware of any fact or circumstance, that would prevent or impede, or could be reasonably expected to prevent or impede, the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

Section 3.32                                                     Community Reinvestment Act Compliance.  Company and the Bank have received an overall Community Reinvestment Act rating of “satisfactory” in their most recently completed exams and shall receive an overall Community Reinvestment Act rating of “satisfactory” in any exams completed between the date hereof and the Effective Time.  Company has no Knowledge of any fact or circumstance that would reasonably be expected to result in Company or the Bank having its current overall rating lowered.

Section 3.33                                                     Investment Securities.  Each of Company and the Bank has good and valid title to all securities held by it (except securities sold under repurchase agreements or held in any fiduciary or agency capacity) free and clear of any Liens, except to the extent such securities are pledged in the ordinary course of business consistent with prudent business practices to secure obligations of Company or the Bank and except for such defects in title or Liens that would not be material to Company or the Bank.  Such securities are valued on the books of Company and the Bank in accordance with GAAP.

Section 3.34                                                     Deposit Insurance.  The deposits of the Bank are insured by the FDIC in accordance with the Federal Deposit Insurance Act (the “FDIA”), and the Bank has paid all assessments and filed all reports required by the FDIA.

Section 3.35                                                     Bank Secrecy Act, Anti-Money Laundering, and OFAC and Customer Information.   Neither Company nor the Bank has any Knowledge of, has been advised of, or has any reason to believe that any facts or circumstances exist which would cause Company or the Bank to be deemed: (i) to be operating in violation in any material respect of the Bank Secrecy Act, the Patriot Act, any order issued with respect to anti-money laundering by the U.S. Department of the Treasury’s Office of Foreign Assets Control, or any other applicable anti-money laundering statute, rule or regulation; or (ii) not to be in satisfactory compliance in any material respect with the applicable privacy and customer information requirements contained in any federal and state privacy laws and regulations, including, without limitation, in Title V of the Gramm-Leach-Bliley Act of 1999 and the regulations promulgated thereunder, as well as the provisions of the information security program adopted by the Bank pursuant to 12 C.F.R. Part 364.  Neither Company nor the Bank is aware of any facts or circumstances that would cause Company or the Bank to believe that any non-public customer information has been disclosed to or accessed by an unauthorized third party in a manner that would cause Company or the Bank to undertake any material remedial action.  The Board of Directors of Company and the Board of Directors of the Bank has adopted and implemented an anti-money laundering program that contains adequate and appropriate customer identification verification procedures that comply with Section 326 of the Patriot Act and such anti-money laundering program meets the requirements in all material respects of Section 352 of the Patriot Act and the regulations thereunder, and Company and the Bank have complied in all material respects with any requirements to file reports and other necessary documents as required by the Patriot Act and the regulations thereunder.

Section 3.36                                                     Disclosure.  All instruments, agreements, certificates, and other documents (collectively, the “Documents”) delivered or to be delivered by or on behalf of Company or the Bank in connection with this Agreement and the transactions contemplated hereby are true, complete and correct in all material respects.  Company has no Knowledge of any fact which may have a material adverse effect on the ability of Company or the Bank to perform its obligations under this Agreement, except as otherwise set forth in the Documents.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PURCHASER AND MERGER SUB

As an inducement to Company to enter into this Agreement and to consummate the transactions contemplated hereby, and except as set forth in the Purchaser SEC Documents (but excluding any risk factor disclosures contained under the heading “Risk Factors,” any disclosure of risks included in any “forward—looking statements” disclaimer or any other statements that are similarly non-specific or predictive or forward-looking in nature), Purchaser and Merger Sub hereby jointly and severally represent and warrant to Company as follows:

Section 4.1                                                            Corporate Organization.

(a)                                 Purchaser is a corporation duly organized, validly existing, and in good standing under the laws of the Commonwealth of Kentucky.  Purchaser is not, and is not required to be, qualified to do business as a foreign corporation under the laws of any other state or jurisdiction.

Company is duly registered as a financial holding company under the BHC Act and meets the applicable requirements for qualification as such.

(b)                                 Merger Sub is a corporation duly organized, validly existing, and in good standing under the laws of the Commonwealth of Kentucky, and has the corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby.  Merger Sub has conducted no business other than in connection with the execution and delivery of this Agreement.

Section 4.2                                                            Capitalization.

(a)                                 Purchaser has authorized capital consisting of (i) 20,000,000 shares of common stock, no par value (the “Purchaser Common Stock”), of which, as of December 14, 2012 (the “Purchaser Capitalization Date”), 13,915,757 shares of Purchaser Common Stock were outstanding and no such shares were held as treasury stock and (ii) 1,000,000 shares of preferred stock, no par value, of which 400,000 shares have been designated Series A Junior Participating Preferred Stock, and of which, as of the Purchaser Capitalization Date, none were issued and outstanding.  As of the Purchaser Capitalization Date, there were 1,654,453 shares of Purchaser Common Stock authorized to be issued pursuant to Purchaser’s equity compensation plans, of which 970,034 shares of Purchaser Common Stock are subject to outstanding awards thereunder.  Except as set forth in this Section 4.2(a) and for the preferred share purchase rights outstanding or issuable pursuant to that certain Rights Agreement, dated April 23, 2003, by and between Purchaser and Wachovia Bank, N.A., as rights agent, there are no outstanding options, warrants, rights, calls, commitments, conversion rights, rights of exchange, plans or other agreements of any character providing for the purchase, issuance or sale of any shares of capital stock of Purchaser.  All of the outstanding shares of capital stock of Purchaser have been duly authorized and validly issued and are fully paid and non-assessable.  No bonds, debentures, notes or other indebtedness having the right to vote on any matters on which shareholders of Purchaser may vote are outstanding.  None of the outstanding shares of capital stock of Purchaser has been issued in violation of any preemptive right.

(b)                                 Merger Sub has authorized capital consisting of 1,000 shares of common stock, with no par value, of which, as of the date hereof, 1,000 were issued and outstanding and no such shares were held as treasury stock.  All of the outstanding shares of capital stock of Merger Sub have been duly authorized and validly issued and are fully paid and non-assessable and owned by Purchaser.

(c)                                  Purchaser Bank has authorized capital consisting of 1,000,000 shares of common stock, par value $10 per share, of which, as of the date hereof, 409,515 were issued and outstanding and owned of record by Purchaser.  There are no outstanding options, warrants, rights, calls, commitments, conversion rights, rights of exchange, plans or other agreements of any character providing for the purchase, issuance or sale of any shares of capital stock of Purchaser Bank by any Person other than Purchaser.  No bonds, debentures, notes or other indebtedness having the right to vote on any matters on which stockholders of Purchaser Bank may vote are outstanding.  All of the outstanding shares of capital stock of Purchaser Bank have been duly authorized and validly issued and are fully paid and non-assessable.  None of the outstanding shares of capital stock of Purchaser Bank has been issued in violation of any preemptive right.

Section 4.3                                                            Authority; No Violation.

(a)                                 Purchaser and Merger Sub each has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby.  The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly adopted and approved by the Board of Directors of Purchaser and Merger Sub by a unanimous vote thereof and by Purchaser as the sole shareholder of Merger Sub.  Except for the foregoing, no other corporate proceedings on the part of Purchaser or Merger Sub are necessary to approve this Agreement or to consummate the transactions contemplated hereby.  This Agreement has been duly and validly executed and delivered by Company and Merger Sub and constitutes the valid and binding obligation of Company, enforceable against Company in accordance with its terms (except as may be limited by the Bankruptcy and Equity Exception).

(b)                                 Neither the execution and delivery by Purchaser or Merger Sub of this Agreement and the other Documents, the consummation by Purchaser of the transactions contemplated hereby or thereby, nor the performance by Purchaser or Merger Sub of this Agreement and such other documents and agreements in compliance with the terms and conditions hereof and thereof will (i) violate, conflict with or result in any breach of the Articles of Incorporation or Bylaws of Purchaser or the the Articles of Incorporation or Bylaws of Merger Sub, (ii) violate, conflict with or result in a breach, default or termination under any contract or agreement to which any of the Purchaser or Merger Sub is a party, or (iii) violate any Law applicable to Purchaser or Merger Sub.

Section 4.4                                                            Consents and Approvals.  Except for (i) the Regulatory Approvals, (ii) the filing with the SEC of and declaration of effectiveness of the registration statement on Form S-4 contemplated by Section 6.2, (iii) the filing of the Kentucky Articles of Merger with the Secretary of State of the Commonwealth of Kentucky and (iv) such filings and approvals as are required to be made or obtained under the securities or “blue sky” laws of various states in connection with the issuance of the shares of Purchaser Common Stock pursuant to this Agreement and approval of listing of such Purchaser Common Stock on the NASDAQ Global Select Market, no consents or approvals of or filings or registrations with any Governmental Entity are necessary in connection with the consummation by Company of the Merger. No consents or approvals of or filings or registrations with any Governmental Entity are necessary in connection with the execution and delivery by Purchaser of this Agreement.

Section 4.5                                                            Financial Reports and SEC Documents.

(a)                                 Purchaser’s Annual Report on Form 10-K for the fiscal year ended December 31, 2011, and all other reports, registration statements, definitive proxy statements or information statements filed or to be filed by it with the SEC subsequent to December 31, 2011 under the Securities Act, or under Section 13, 14 or 15(d) of the Securities Exchange Act of 1934 as amended (the “Exchange Act”), in the form filed or to be filed (collectively, the “Purchaser SEC Documents”) as of the date filed (and if so amended or superseded, then on the date of such subsequent filing), (A) complied or will comply in all material respects with the applicable requirements under the Securities Act or the Exchange Act, as the case may be, and (B) did not and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, except that information as of a later date shall be deemed to modify information as of an earlier date; and each of the statements of financial condition contained in or incorporated by reference into any such Purchaser SEC Document (including the related notes and schedules thereto) fairly presents, or will fairly present, the financial position of Purchaser as of its date, and each of the statements of income or results of operations and changes in shareholders’ equity and cash flows or equivalent statements in such Purchaser SEC Documents (including any related notes and schedules thereto) fairly presents, or will fairly present, the results of operations, changes in shareholders’ equity and cash flows, as the case may be, of Purchaser for the periods to which they relate, in each case in accordance with GAAP consistently applied during the periods involved, except in each case as may be noted therein, subject to normal year-end audit adjustments and the absence of footnotes in the case of unaudited statements.

(b)                                 Except as disclosed in the Purchaser SEC Documents, Purchaser has not received notice in writing from the SEC that either the Purchaser itself or any of the Purchaser SEC Documents is the subject of any ongoing review by the SEC or of any outstanding SEC investigation (whether formal or informal, including but not limited to a voluntary document request), and as of the date hereof, there are no material outstanding or unresolved comments in comment letters from the SEC staff with respect to any of the Purchaser SEC Documents.

(c)                                  Since December 31, 2009, Purchaser has filed all reports, registrations, statements, and other documents, together with any amendments required to be made thereto, that are required to be filed with the SEC, Board of Governors of the Federal Reserve System, FDIC, or the KDFI.

Section 4.6                                                            Litigation.  As of the date hereof, there is no (i) action, suit, claim, proceeding or investigation pending or, to the Knowledge of Purchaser, threatened against or affecting Purchaser, Merger Sub or Purchaser Bank (whether or not Purchaser, Merger Sub or Purchaser Bank is a party or prospective party thereto), at law or in equity, or before or by any federal, state, municipal or other Governmental Entity, (ii) arbitration proceeding pending relating to Purchaser, Merger Sub or Purchaser Bank, or (iii) governmental inquiry pending or, to the Knowledge of Purchaser, threatened against or involving Purchaser, Merger Sub or Purchaser Bank, and there is no basis for any of the foregoing, in each case, which would be required to be disclosed in a Form 8-K, Form 10-K, or Form 10-Q pursuant to Item 103 of Regulation S-K that are not so disclosed.  To the Knowledge of Purchaser, neither Purchaser, Merger Sub nor Purchaser Bank is exposed, from a legal standpoint, to any liability or disadvantage which is reasonably likely to have a Material Adverse Effect on Purchaser, Merger Sub or Purchaser Bank.  To the Knowledge of Purchaser, there are no facts or circumstances which may result in the institution of any action, suit, claim or legal, administrative or arbitration proceeding or investigation against, involving or affecting Purchaser, Merger Sub or Purchaser Bank which is reasonably likely to have a Material Adverse Effect on Purchaser, Merger Sub or Purchaser Bank, or involves the transactions contemplated hereby.  Neither Purchaser, Merger Sub nor Purchaser Bank is in default with respect to any order, writ, injunction or decree known to or served upon it from any Governmental Entity which is reasonably likely to have a Material Adverse Effect on Purchaser, Merger Sub or Purchaser Bank.

Section 4.7                                                            Broker’s or Finder’s Fees. Except for Stifel Nicolaus Weisel, no agent, broker, person, or firm acting on behalf of Purchaser is, or will be, entitled to any commission or broker’s or finder’s fees from Purchaser, or from any person controlling, controlled by, or under common control with Purchaser, in connection with any of the transactions contemplated herein.

Section 4.8                                                            Compliance with Laws.  Purchaser and Purchaser Bank hold, and at all times since December 31, 2009 have held, all licenses, franchises, permits and authorizations which are necessary for the lawful conduct of their respective businesses and ownership of their respective properties, rights and assets pursuant to applicable Law, except where the failure to hold such license, franchise, permit or authorization would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Purchaser or Purchaser Bank.  Since December 31, 2009, each of Purchaser and Purchaser Bank have complied with all Law applicable to it, its operations, properties, assets, products and services, except for such noncompliance that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Purchaser or Purchaser Bank.  No attorney representing Purchaser has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by Purchaser or any of its officers or directors to its Board of Directors or any committee thereof or to any of its directors or officers.  Since December 31, 2009, neither Purchaser nor Purchaser Bank has, nor, to the Knowledge of Purchaser, has any director, officer, employee, auditor, accountant or other representative of Purchaser or Purchaser Bank, received any material complaint, allegation, assertion, or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies, or methods of Purchaser or Purchaser Bank or their respective internal accounting controls, including any material complaint, allegation, assertion, or claim that Purchaser or Purchaser Bank has engaged in questionable accounting or auditing practices.

Section 4.9                                                            Absence of Certain Changes and Events.  Except as disclosed in the Purchaser SEC Documents, since December 31, 2011, (a) Purchaser has conducted its business in the ordinary and usual course consistent with past practice and (b) no event has occurred or circumstance arisen that, individually or taken together with all other facts, circumstances and events (described in any paragraph of this Section 4.8 or otherwise), has had or is reasonably likely to have a Material Adverse Effect with respect to Purchaser.

Section 4.10                                                     Absence of Undisclosed Liabilities.  Except (i) as and to the extent of the amounts specifically reflected or reserved against in the Purchaser SEC Documents, and (ii) liabilities and obligations incurred since September 30, 2012, in the ordinary course of business and consistent with past practice, neither Purchaser nor Purchaser Bank has any liabilities or obligations of any nature whether absolute, accrued, contingent or otherwise, and no event has occurred or circumstances arisen that, individually or taken together with all other facts, circumstances and events, in each case, is reasonably likely to have a Material Adverse Effect with respect to Purchaser or Purchaser Bank.

Section 4.11                                                     Community Reinvestment Act.  Purchaser and Purchaser Bank have received an overall Community Reinvestment Act rating of “satisfactory” in their most recently completed exams and shall receive an overall Community Reinvestment Act rating of “satisfactory” in any exams completed between the date hereof and the Effective Time.  Purchaser has no Knowledge of any fact or circumstance that would reasonably be expected to result in Purchaser or Purchaser Bank having its current overall rating lowered.

Section 4.12                                                     Purchaser Common Stock.  The shares of Purchaser Common Stock to be issued pursuant to this Agreement, when issued in accordance with the terms of this Agreement, will be duly authorized, validly issued, fully paid and non-assessable and subject to no preemptive rights.

Section 4.13                                                     Available Funds.  Immediately before the Effective Time, Purchaser will have cash sufficient to pay or cause to be deposited into the Exchange Fund the amounts as required by Section 2.2 hereof.

Section 4.14                                                     Disclosure.  All Purchaser SEC filings Documents delivered or to be delivered by or on behalf of Purchaser or Merger Sub in connection with this Agreement and the transactions contemplated hereby are true, complete and correct in all material respects.  Purchaser has no Knowledge of any fact which may have a material adverse effect on the ability of Purchaser to perform its obligations under this Agreement, except as otherwise set forth in this Agreement.

ARTICLE V

COVENANTS RELATING TO CONDUCT OF COMPANY BUSINESS

Section 5.1                                                            Conduct of Company Businesses Prior to the Effective Time.  Except as expressly contemplated by or permitted by this Agreement, or with the prior written consent of Purchaser, during the period from the date of this Agreement to the Effective Time, (a) Company shall, and shall cause the Bank to, (i) conduct its business in the ordinary course consistent with past practice and (ii) use commercially reasonable efforts to maintain and preserve intact their respective business organizations and advantageous business relationships, and (b) Company shall, and shall cause the Bank to, take no action that is intended to or would reasonably be expected to adversely affect or materially delay the ability of Company, Merger Sub or Purchaser to obtain any necessary approvals of any Bank Regulator or other Governmental Entity required for the transactions contemplated hereby or to perform its covenants and agreements under this Agreement or to consummate the transactions contemplated hereby.

Section 5.2                                                            Company Forbearances.  During the period from the date of this Agreement to the Effective Time, except as expressly contemplated or permitted by this Agreement, Company shall not, and shall not permit the Bank to, without the prior written consent of Purchaser, which shall not be unreasonably withheld, denied or delayed:

(a)                                 (i) issue, sell or otherwise permit to become outstanding, or dispose of or encumber or pledge, or authorize or propose the creation of, any additional shares of capital stock of Company or the Bank, or any rights to acquire additional shares of capital stock of Company or the Bank, except for additional shares of Company Common Stock which are issued and become outstanding as a result of the exercise of a Company Option between the date of this Agreement and the Effective Date, or (ii) permit any additional shares of stock to become subject to grants of employee or director stock options or other rights to acquire capital stock of Company or the Bank;

(b)                                 (i) make, declare, pay or set aside for payment any dividend on or in respect of, or declare or make any distribution on any shares of the capital stock of Company or the Bank or (ii) directly or indirectly adjust, split, combine, redeem, reclassify, purchase or otherwise acquire, any shares of its capital stock of Company;

(c)                                  enter into or amend or renew any employment, consulting, severance or similar agreements or arrangements with any director, officer or employee of Company or the Bank or grant any salary or wage increase or increase any employee benefit (including incentive or bonus payments), except for changes that are required by applicable law;

(d)                                 hire any person as an employee of Company or the Bank or promote any employee, except persons hired to fill any vacancies arising after the date hereof and whose employment is terminable at the will of Company or the Bank, who would have a base salary, including any guaranteed bonus or any similar bonus, considered on an annual basis of more than $30,000, and who are not subject to or eligible for any severance or similar benefits or payments that would become payable as a result of the consummation of the transactions contemplated by this Agreement;

(e)                                  enter into, establish, adopt or amend, or make any contributions to (except (i) as may be required by applicable law or (ii) to satisfy contractual obligations existing as of the date hereof in a manner consistent with past practice), any pension, retirement, stock option, stock purchase, savings, profit sharing, deferred compensation, consulting, bonus, group insurance or other employee benefit, incentive or welfare contract, plan or arrangement, or any trust agreement (or similar arrangement) related thereto, in respect of any director, officer or employee of Company or the Bank;

(f)                                   sell, transfer, mortgage, encumber or otherwise dispose of or discontinue any of its assets, deposits, business or properties, except in the ordinary course of business consistent with past practice and at a price which is greater than or equal to 80% of the value at which Company or the Bank carries such asset, deposit, business or properties on its books;

(g)                                  acquire (other than by way of foreclosures or acquisitions of control in a bona fide fiduciary capacity or in satisfaction of debts previously contracted in good faith, in each case in the ordinary and usual course of business consistent with past practice) all or any portion of the assets, business, deposits or properties of any other entity;

(h)                                 make any capital expenditures other than capital expenditures in the ordinary course of business consistent with past practice in amounts not exceeding $5,000 individually or $10,000 in the aggregate;

(i)                                     amend the Company Articles, Company Bylaws, Bank Articles or Bank Bylaws;

(j)                                    implement or adopt any change in the accounting principles, practices or methods of Company or Bank, other than as may be required by changes in laws or regulations or GAAP;

(k)                                 take, or omit to take, any action that would, or is reasonably likely to, prevent or impede the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code;

(l)                                     except in the ordinary course of business consistent with past practice, enter into or terminate any Contract or amend or modify in any material respect any of its existing Contracts;

(m)                             enter into any settlement or similar agreement with respect to any action, suit, proceeding, order or investigation to which Company or the Bank is or becomes a party after the date of this Agreement, which settlement, agreement or action involves payment by Company or the Bank of an amount which exceeds $5,000 and/or would impose any material restriction on the business of Company or the Bank or create precedent for claims that are reasonably likely to be material to Company or the Bank;

(n)                                 enter into any new material line of business; introduce any material new products or services; change its material lending, investment, underwriting, risk and asset liability management and other material banking and operating policies, except as required by applicable law, regulation or policies imposed by any Governmental Entity; invest in any mortgage-backed or mortgage-related security that would be considered “high risk” under applicable regulatory guidance; or file any application or enter into any contract with respect to the opening, relocation or closing of, or open, relocate or close, any branch, office, service center or other facility;

(o)                                 enter into any Derivatives Contracts;

(p)                                 introduce any material marketing campaigns or any material new sales compensation or incentive programs or arrangements;

(q)                                 incur any indebtedness for borrowed money (other than deposits, federal funds purchased, cash management accounts, Federal Home Loan Bank borrowings that mature within 30 days and that have no put or call features and securities sold under agreements to repurchase that mature within 30 days, in each case in the ordinary course of business consistent with past practice) or assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other person, other than with respect to the collection of checks and other negotiable instruments in the ordinary course of business consistent with past practice;

(r)                                    acquire (other than by way of foreclosures or acquisitions in a bona fide fiduciary capacity or in satisfaction of debts previously contracted in good faith, in each case in the ordinary course of business consistent with past practice) any debt security or Equity Investment or (ii) dispose of any debt security or Equity Investment, nor change the classification method for any security in, the Bank’s investment portfolio from “held to maturity” to “available for sale” nor from “available for sale” to “held to maturity,” as those terms are used in ASC 320.

(s)                                   (i) make, renew or otherwise modify any Loan, other than (A) in the ordinary course of business consistent with past practice, (B) in compliance with the Bank’s existing loan policy, and (C) that is not in excess of $300,000; (ii) make, renew or otherwise modify any Loan that is for less than the amount set forth in clause (i) that is not approved by the Chief Executive Officer of the Bank; (iii) make, renew or otherwise modify any unsecured Loan that is not approved by the Chief Executive Officer of the Bank; (iv) take any action that would result in any discretionary release of collateral or guarantees or otherwise restructure the respective amount set forth in clause (i) above; or (v) enter into any participation, Loan securitization or create any special purpose funding entity;

(t)                                    other than as determined to be advisable by Company in the good faith exercise of its discretion based on market conditions, alter materially its interest rate or pricing fee or fee pricing policies with respect to depository accounts of the Bank or waive any material fees with respect thereto;

(u)                                 make any investment or commitment to invest in real estate or in any real estate development project (other than by way of foreclosure or acquisitions in a bona fide fiduciary capacity or in satisfaction of a debt previously contracted in good faith, in each case in the ordinary course of business consistent with past practice);

(v)                                 pay, loan or advance any amount to, or sell, transfer or lease any properties, rights or assets (real, personal or mixed, tangible or intangible) to, or enter into any arrangement or agreement with, any of its officers or directors or any of their family members, or any “affiliates” (within the meaning of Sections 23A and 23B of the Federal Reserve Act) of any of its officers or directors, other than Loans originated in the ordinary course of business;

(w)                               except as contemplated by Section 6.10, take any action that is intended or is reasonably likely to result in (i) any of Company’s representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time at or prior to the Effective Time, (ii) any of the conditions to consummation of this Agreement set forth in Article VII not being satisfied or (iii) a material violation of any provision of this Agreement, except, in each case, as may be required by applicable law or regulation;

(x)                                 fail to comply with any written agreement, memorandum of understanding, commitment letter or similar undertaking, order, decree or directive, or supervisory letters with or from any Bank Regulator having jurisdiction over Company or the Bank, and

(a)                                 enter into any contract with respect to, or otherwise agree or commit to do, any of the foregoing.

Section 5.3                                                            Control of Operations.  Nothing contained in this Agreement shall give Purchaser, directly or indirectly, the right to control or direct Company or the Bank’s operations prior to the Effective Time.

Section 5.4                                                            Certain Definitions.  For purposes of this Agreement:

(a)                                 “Equity Investment” means (i) an Equity Security; and (ii) an ownership interest in any company or other entity, any membership interest that includes a voting right in any company or other entity, any interest in real estate; and any investment or transaction which in substance falls into any of these categories even though it may be structured as some other form of investment or transaction.

(b)                                 “Equity Security” means any stock, certificate of interest or participation in any profit-sharing agreement, collateral-trust certificate, preorganization certificate or subscription, transferable share, investment contract, or voting-trust certificate; any security convertible into such a security; any security carrying any warrant or right to subscribe to or purchase any such security; and any certificate of interest or participation in, temporary or interim certificate for, or receipt for any of the foregoing.

ARTICLE VI

ADDITIONAL AGREEMENTS

Section 6.1                                                            Reasonable Best Efforts; Further Assurances.  Subject to the terms and conditions of this Agreement, Purchaser and Company will use their respective reasonable best efforts, and will cause their respective subsidiaries to use their reasonable best efforts, to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable law to consummate the transactions contemplated by this Agreement.

Section 6.2                                                            Registration Statement.

(a)                                 Purchaser shall, subject to the cooperation and efforts of Company referred to in this Section 6.2, use its reasonable best efforts to prepare and file a registration statement on Form S-4 or other applicable form (the “Form S-4”) with the SEC in connection with the issuance of the shares of Purchaser Common Stock to the shareholders of Company as part of the Per Share Merger Consideration in the Merger within 45 days after the date of this Agreement, which registration statement shall include the Purchaser prospectus and proxy statement for the Company Shareholder Meeting and other proxy solicitation materials of Company constituting a part thereof (the “Proxy Statement”) and all related documents.  Company shall cooperate with Purchaser in connection with the preparation and filing of the Form S-4, including using its reasonable best efforts to prepare and furnish, promptly following Purchaser’s request, all information relating to Company, the Bank, and the directors, officers and shareholders of Company and Bank as may be reasonably required in connection with the above referenced documents.  Company, and its legal, financial and accounting advisors, shall have the right to review in advance such Form S-4 prior to its filing.  Company agrees to cooperate with Purchaser and Purchaser’s counsel and accountants in requesting and obtaining appropriate opinions, consents and letters from its financial advisor and independent auditor in connection with the Form S-4 and the Proxy Statement.  Each of Purchaser and Company agrees to use its reasonable best efforts to cause the Form S-4 to be declared effective under the Securities Act as promptly as reasonably practicable after the filing thereof.  Purchaser also agrees to use its reasonable best efforts to obtain all necessary state securities law or “Blue Sky” permits and approvals required to carry out the transactions contemplated by this Agreement, and Company shall furnish all information concerning Company and the holders of Company Common Stock as may be reasonably requested in connection with any such action.  After the Form S-4 is declared effective under the Securities Act, Company shall promptly mail at its expense the Proxy Statement to all of its stockholders.

(b)                                 Each of Purchaser and Company agrees that none of the information supplied or to be supplied by it for inclusion or incorporation by reference in (i) the Form S-4 shall, at the time the Form S-4 and each amendment or supplement thereto, if any, becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading and (ii) the Proxy Statement and any amendment or supplement thereto shall, at the date(s) of mailing to stockholders and at the time of the Company Shareholder Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.  Each of Purchaser and Company further agrees that if such party shall become aware prior to the Effective Date of any information furnished by such party that would cause any of the statements in the Form S-4 or the Proxy Statement to be false or misleading with respect to any material fact, or to omit to state any material fact necessary to make the statements therein not false or misleading, to promptly inform the other parties thereof and to take the necessary steps to correct the Form S-4 or the Proxy Statement.

(c)                                  Purchaser agrees to advise Company, promptly after Purchaser receives notice thereof, of the time when the Form S-4 has become effective or any supplement or amendment has been filed, of the issuance of any stop order or the suspension of the qualification of Purchaser Common Stock for offering or sale in any jurisdiction, of the initiation or, to the extent Purchaser is aware thereof, threat of any proceeding for any such purpose, or of any request by the SEC for the amendment or supplement of the Registration Statement or for additional information.

Section 6.3                                                            Regulatory Filings.

(a)                                 The parties shall cooperate with each other and use their respective reasonable best efforts to promptly prepare and file all necessary documentation, to effect all applications, notices, petitions and filings, to obtain as promptly as practicable all permits, consents, approvals and authorizations of all third parties and Governmental Entities that are necessary or advisable to consummate the transactions contemplated by this Agreement as soon as practicable.  Company and Purchaser shall have the right to review in advance, and, to the extent practicable each shall consult the other on, in each case subject to applicable laws relating to the exchange of information, as the case may be, and any of their respective subsidiaries, that appear in any filing made with, or written materials submitted to, any third party or any Governmental Entity in connection with the transactions contemplated by this Agreement; provided that neither Purchaser nor Company shall be required to provide the other with confidential portions of any filing with a Governmental Entity to the extent prohibited by applicable Law.  In exercising the foregoing right, each of the parties shall act reasonably and as promptly as practicable.  The parties shall consult with each other with respect to the obtaining of all permits, consents, approvals and authorizations of all third parties and Governmental Entities necessary or advisable to consummate the transactions contemplated by this Agreement, and each party will keep the other apprised of the status of matters relating to completion of the transactions contemplated by this Agreement.

(b)                                 Each of Purchaser and Company agrees, upon request, to furnish the other with all information concerning itself, its subsidiaries, directors, officers and shareholders and such other matters as may be reasonably necessary or advisable in connection with any filing, notice or application made by or on behalf of such other parties or any of their subsidiaries to any third party or Governmental Entity.

Section 6.4                                                            Publicity.  Neither Company nor Purchaser shall, and neither Company nor Purchaser shall permit any of its subsidiaries to, issue or cause the publication of any press release or other public announcement with respect to, or otherwise make any public statement, or, except as otherwise specifically provided in this Agreement, any disclosure of nonpublic information to a third party, concerning, the transactions contemplated by this Agreement without the prior consent (which shall not be unreasonably withheld or delayed) of Purchaser, in the case of a proposed announcement, statement or disclosure by Company, or Company, in the case of a proposed announcement, statement or disclosure by Purchaser; provided, however, that Purchaser may, without the prior consent of Company (but after prior consultation with Company to the extent practicable under the circumstances) issue or cause the publication of any press release or other public announcement to the extent required by law or by the rules and regulations of NASDAQ.  Purchaser and Company shall cooperate to develop all public announcement materials and make appropriate management available at presentations related to this Agreement and the transactions contemplated thereby as reasonably requested by the other party.

Section 6.5                                                            Access to Information.

(a)                                 Upon reasonable notice and subject to applicable laws, Company shall, and shall cause the Bank to, afford to the officers, employees, accountants, counsel, advisors, agents and other representatives of Purchaser, reasonable access, during normal business hours during the period prior to the Effective Time, to all of its properties, systems, books, contracts, commitments, personnel and records (including, without limitation, Tax Returns and work papers of independent auditors), and, during such period, Company shall, and shall cause the Bank to, make available to Purchaser (i) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of federal or state banking, lending, consumer finance, privacy or insurance laws, (ii) any reports provided to the Board of Directors of Company or the Bank, or any committee thereof, relating to the financial performance and risk management of Company or the Bank and (ii) all other information concerning its business, properties and personnel as Purchaser may reasonably request.

(b)                                 During the period prior to the Effective Time, Company shall, upon the request of Purchaser, cause one or more of its designated representatives to confer on a monthly or more frequent basis with representatives of Purchaser regarding its financial condition, operations and business and matters relating to the consummation of the transactions contemplated by this Agreement.  As soon as reasonably available, but in no event more than 15 days after the end of each calendar quarter ending after the date of this Agreement (other than the last quarter of each fiscal year ending December 31), Company will deliver to Purchaser a consolidated balance sheet for Company and the Bank and the related statement of income, without related notes, for such quarter prepared from Company’s books and records in a manner consistent with past practice and the preparation of the Financial Statements, and, as soon as reasonably available, but in no event later than March 15 after the end of each fiscal year, Company will deliver to

Purchaser the consolidated audited balance sheet of Company and the Bank and the related consolidated audited statements of income and stockholders’ equity for such year prepared in a manner consistent with the Financial Statements.  Within 10 days after the end of each month, Company will deliver to Purchaser (i) a consolidated balance sheet for Company and the Bank and the related statement of income, without related notes, for such month prepared from Company’s books and records in a manner consistent with past practice and the preparation of the Financial Statements, and (ii) a list of each Loan that was newly made, renewed or otherwise modified during such month.

(c)                                  All information and materials provided pursuant to this Section 6.5 shall be subject to the provisions of the Confidentiality Agreement entered into between Purchaser and Company dated October 4, 2012 (the “Confidentiality Agreement”).

(d)                                 No investigation by a party hereto or its representatives shall affect or be deemed to modify or waive any representations, warranties or covenants of the other party set forth in this Agreement.

Section 6.6                                                            Shareholder Approval.

(a)                                 The Board of Directors of Company has resolved to recommend to Company’s shareholders that they approve this Agreement and will submit to its shareholders this Agreement and any other matters required to be approved by its shareholders in order to carry out the intentions of this Agreement.  Company shall duly take, in accordance with applicable law and the Company Articles and Company Bylaws, all action necessary to call, give notice of, convene and hold a meeting of its shareholders, as promptly as reasonably practicable after (i) the Form S-4 is declared effective under the Securities Act by the SEC and (ii) all Regulatory Approvals have been obtained, for the purpose of obtaining the Company Shareholder Approval (the “Company Shareholder Meeting”).  Except in the case of a Change of Recommendation specifically permitted by Section 6.10(f), the Board of Directors of Company shall (i) recommend to its shareholders the approval and adoption of this Agreement and the transactions contemplated herein (the “Board Recommendation”), (ii) include the Board Recommendation in the Proxy Statement and (iii) use its reasonable best efforts to obtain the Company Shareholder Approval.

(b)                                 Except as set forth in Section 6.10(f), neither the Board of Directors of Company nor any committee thereof shall withdraw, qualify or modify, in a manner adverse to Purchaser, the Board Recommendation or take any action, or make any public statement, filing or release inconsistent with the Board Recommendation (any of the foregoing being a “Change in Recommendation”); provided that, for the avoidance of doubt, Company may not effect a Change in Recommendation unless it has complied in all material respects with the provisions of Section 6.10(f).

Section 6.7                                                            NASDAQ Global Select Market Listing.  Purchaser shall cause the shares of Purchaser Common Stock to be issued in the Merger to have been authorized for listing on the NASDAQ Global Select Market, subject to official notice of issuance, prior to the Effective Time.

Section 6.8                                                            Employee Matters.

(a)                                 Following the Effective Time, Purchaser agrees that in connection with its continuing employment of any employee of Company or the Bank it shall (i) give full credit for years of service with Company and/or Bank for purposes of vesting and eligibility under any of Purchaser’s employee benefits plans but not for defined benefit plan accruals, eligibility for early retirement benefits, or to the extent it results in duplication of benefits in its health plan; (ii) use its commercially reasonable best efforts to waive any waiting periods for participation, coverage, or benefits in its health plan and (iii) use its commercially reasonable best efforts to waive any exclusion for benefits for pre-existing conditions under its health plan.

(b)                                 Prior to the Effective Time, if requested by Purchaser, to the extent permitted by applicable Law and the terms of the applicable plan or arrangement, Company shall cause to be amended the Employee Plans of Company or the Bank to the extent necessary to either (i) continue them for a transition period following Closing to cover just the Company and Bank employees (and their dependents or beneficiaries) who are employed as of the Effective Time or who are former employees (or their dependents or beneficiaries) entitled to continued coverage therunder by law or plan terms, or (ii) freeze any further benefit accruals and preclude any new participants following the Effective Time, and, if and as appropriate, replace each such plan at that time (subject to Section 6.8(a)) with the comparable such plan of the Purchaser or Purchaser Bank, if any.

(c)                                  Following the Effective Time, Purchaser shall offer to any employee of Company or the Bank who does not continue in employment with Purchaser and who was not offered employment by the Purchaser the opportunity to enter into a severance agreement (to the extent permitted by applicable law) in which Purchaser agrees to pay such employee a severance payment equal to two weeks pay for each full year of service of such employee with Company or the Bank, which amount shall be payable upon (i) the termination of employment of such employee, and (ii) the execution by such employee of Purchaser Bank’s standard eighteen-month non-solicitation agreement; provided that the foregoing shall not apply to any employee of Company or the Bank who is a party to an employment, severance, or change of control agreement with Company or the Bank as of the date of this Agreement, which agreement shall continue to govern following the Effective Time; provided, further, that for purposes of the severance payments contemplated by this Section 6.8(c), Purchaser shall use the date of the Effective Time as the baseline date for determining the number of full years of service of an employee with Company or the Bank .

(d)                                 Following the Effective Time, Purchaser shall use its reasonable best efforts to cause the existing health insurance plan of Purchaser Bank to be amended (to the extent permitted by applicable law) as set forth on Section 6.8(d) of the Company Disclosure Schedule.

(e)                                  Notwithstanding the foregoing, Purchaser and Company acknowledge and agree that nothing contained in this Section 6.8 shall (A) be treated as an amendment of any particular employee benefit plan, (B) give any third party any right to enforce the provisions of this Section 6.8 or (C) obligate Purchaser or its subsidiaries to (i) maintain any particular Employee Plan or (ii) retain the employment of any particular employee.

Section 6.9                                                            Indemnification; Directors’ and Officers’ Insurance.

(a)                                 During the Tail Coverage Period, Purchaser shall indemnify and hold harmless, each present and former director, officer and employee of Company and the Bank (in each case, when acting in such capacity), determined as of the Effective Time (collectively, the “Indemnified Parties”) against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of matters existing or occurring at or prior to the Effective Time, including the transactions contemplated by this Agreement, to the fullest extent permitted by law and to which such Indemnified Parties would be entitled under the Company Articles and the Company Bylaws, in each case as in effect on the date hereof.

(b)                                 Prior to the Effective Time, Company shall purchase an extended reporting period or “tail” endorsement under Company’s existing directors’ and officers’ liability insurance coverage for Company’s directors and officers that provides insurance coverage for a period of six years following the Effective Time or, if such term of coverage is not available, such other maximum period of coverage that is available (the length of such tail-coverage, the “Tail Coverage Period”) and contains at least the same coverage and amounts, and contains terms and conditions no less advantageous to insured persons than the directors’ and officer’s insurance coverage currently maintained by Company; provided that the cost of purchasing such extended reporting period or “tail” coverage for the Tail Coverage Period shall not exceed 250% of the annual premiums paid by Company for the directors’ and officer’s insurance coverage that it currently maintains, without the prior written consent of Purchaser.

(c)                                  Any Indemnified Party wishing to claim indemnification under Section 6.9(a), upon learning of any claim, action, suit, proceeding or investigation described above, will promptly notify Purchaser; provided that failure to so notify will not affect the obligations of Purchaser under Section 6.9(a) unless and to the extent that Purchaser is actually and materially prejudiced as a consequence.  In the event of any such claim, action, suit, proceeding or investigation (whether arising before or after the Effective Time), (i) Purchaser shall have the right to assume the defense thereof and Purchaser shall not be liable to such Indemnified Parties for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Parties in connection with the defense thereof, except that if Purchaser elects not to assume such defense or counsel for the Indemnified Parties advises that there are issues which raise conflicts of interest between Purchaser and the Indemnified Parties that make joint representation inappropriate, the Indemnified Parties may retain counsel which is reasonably satisfactory to Purchaser, and Purchaser shall pay, promptly as statements therefor are received, the reasonable fees and expenses of such counsel for the Indemnified Parties (which may not exceed one firm in any jurisdiction unless the Indemnified Parties have conflicts of interest), (ii) the Indemnified Parties will cooperate in the defense of any such matter, (iii) neither the Indemnified Party nor Purchaser shall be liable for any settlement effected without its prior written consent, which shall not be unreasonably withheld, and (iv) Purchaser shall have no obligation hereunder in the event that a federal or state banking agency or a court of competent jurisdiction shall determine that indemnification of an Indemnified Party in the manner contemplated hereby is prohibited by applicable laws and regulations.

(d)                                 If Purchaser or any of its successors or assigns consolidates with or merges into any other entity and is not the continuing or surviving entity of such consolidation or merger or transfers all or substantially all of its assets to any other entity, then and in each case, Purchaser will cause proper provision to be made so that the successors and assigns of Purchaser will assume the obligations set forth in this Section 6.9.

Section 6.10                                                     No Solicitation.

(a)                                 Company agrees that, except as expressly permitted by this Section 6.10, from and after the date hereof until the Effective Time or, if earlier, the termination of this Agreement in accordance with Article VIII, neither it nor the Bank nor any of the officers and directors of it or the Bank shall, and that it shall use its reasonable best efforts to instruct and cause its and the Bank’s employees, investment bankers, attorneys, accountants and other advisors or representatives (such directors, officers, employees, investment bankers, attorneys, accountants and other advisors or representatives, collectively, the “Representatives”) not to, directly or indirectly:

(i)                                     initiate, solicit, seek or encourage any inquiries or expressions of interest or the making of any proposal or offer that constitutes, or could reasonably be expected to lead to, any Acquisition Proposal;

(ii)                                  engage in, continue or otherwise participate in or maintain any discussions or negotiations regarding any Acquisition Proposal with any person other than Purchaser;

(iii)                               furnish to any person other than Purchaser any non-public information that Company believes or should reasonably know could be used for the purposes of developing or furthering any Acquisition Proposal;

(iv)                              approve, endorse, recommend, execute or enter into any agreement, letter of intent or contract with respect to an Acquisition Proposal or otherwise relating to or that is intended to or would reasonably be expected to lead to an Acquisition Proposal (other than a confidentiality agreement which expressly permits Company to comply with its obligations pursuant to this Section 6.10) or enter into any agreement, arrangement or understanding requiring it to abandon, terminate or fail to consummate the Merger or any other transactions contemplated by this Agreement;

(v)                                 submit any Acquisition Proposal or any matter related thereto to the vote of the shareholders of the Company other than this Agreement and the transactions contemplated hereby; or

(vi)                              otherwise knowingly facilitate any effort or attempt to make an Acquisition Proposal.

(vii)                           As used in this Agreement, “Acquisition Proposal” means any proposal or offer with respect to (i) a merger, joint venture, partnership, consolidation, dissolution, liquidation, tender offer, exchange offer, recapitalization, reorganization, share exchange, business combination or similar transaction or series of related transactions involving Company or any Significant Subsidiary or (ii) any other direct or indirect acquisition involving 40% or more of the total voting power of any class of equity securities of Company or those of any of its Subsidiaries, or 40% or more of the fair market value of the consolidated total assets (including, without limitation, equity securities of its Subsidiaries) of Company, in each case other than the transactions contemplated by this Agreement.

(b)                                 Company agrees that it shall immediately, and shall instruct its Representatives to immediately, cease and cause to be terminated any and all existing activities, discussions or negotiations with any parties conducted heretofore with respect to any Acquisition Proposal.  Company agrees that it shall take the necessary steps to inform promptly the individuals or entities referred to in the immediately preceding sentence of the obligations undertaken in this Section 6.10 and in the Confidentiality Agreement.  Company also agrees that it shall promptly request each person that has heretofore executed a confidentiality agreement in connection with its consideration of acquiring the Company or any of its Subsidiaries to return or destroy all confidential information heretofore furnished to such person by or on behalf of it or any of its subsidiaries.

(c)                                  Company agrees that it shall promptly (and, in any event, within 24 hours of learning of or receiving the relevant information) notify Purchaser if any inquiries, proposals or offers with respect to an Acquisition Proposal are received by, any such information is requested from, or any such discussions or negotiation are sought to be initiated or continued with, Company or any of its Representatives, indicating, in connection with such notice, the name of such person, and the material terms and conditions of any proposals or offers (including, if applicable, complete and unredacted copies of any written requests, proposals or offers, including proposed agreements) and thereafter shall keep Purchaser informed, on a current basis (and, in any event, no later than 24 hours after the occurrence of any material changes, developments, discussions or negotiations), of the status and terms of any such proposals or offers (including any amendments thereto) and the status of any such discussions or negotiations, including any change in Company’s intentions as previously notified.

(d)                                 Notwithstanding anything in the foregoing to the contrary, prior to the time, but not after, the Company Shareholder Approval is obtained, Company may (i) provide information in response to a request therefor by a Person who has made an unsolicited bona fide written Acquisition Proposal that did not result from any breach by the Company, the Bank or any of its Representatives of this Section 6.10, providing for the acquisition of more than 40% of the assets (on a consolidated basis) or total voting power of the equity securities of Company if Company receives from the person so requesting such information an executed confidentiality agreement on terms not less restrictive to the other party than those contained in the Confidentiality Agreement and which expressly permits Company to comply with its obligations pursuant to this Section 6.10; and promptly discloses (and, if applicable, provide copies of) any such information to Purchaser to the extent not previously provided to Purchaser; (ii) engage or participate in any discussions or negotiations with any Person who has made such an unsolicited bona fide written Acquisition Proposal; or (iii) after having complied with Section 6.10(f), approve, recommend, or otherwise declare advisable or propose to approve, recommend or declare advisable (publicly or otherwise) such an Acquisition Proposal, if and only to the extent that, (x) prior to taking any action described in clause (i), (ii) or (iii) above, the Board of Directors of Company determines in good faith after consultation with outside legal counsel that such action is necessary in order for such directors to comply with the directors’ fiduciary duties under applicable Law, and (y) in each such case referred to in clause (i) or (ii) above, the Board of Directors of Company has determined in good faith based on the information then available and after consultation with Company’s outside legal counsel and financial advisor that such Acquisition Proposal either constitutes a Superior Proposal or could reasonably be expected to result in a Superior Proposal; and (z) in the case referred to in clause (iii) above, the Board of Directors of Company determines in good faith (after consultation with its financial advisors and outside legal counsel) that such Acquisition Proposal is a Superior Proposal.  As used in this Agreement, “Superior Proposal” means an unsolicited bona fide written Acquisition Proposal involving 100% of the assets (on a consolidated basis) or total voting power of the equity securities of Company that the Board of Directors of Company has determined in its good faith judgment is reasonably likely to be consummated in accordance with its terms, taking into account all legal, financial and regulatory aspects of the proposal and the Person making the proposal, and if consummated, would result in a transaction more favorable to Company’s shareholders from a financial point of view than the Merger and the other transactions contemplated by this Agreement, (A) after receiving the advice of its financial advisors (who shall be a nationally recognized investment banking firm), (B) after taking into account the likelihood of consummation of such transaction on the terms set forth therein and (C) after taking into account all legal (with the advice of counsel), financial (including the financing terms of any such proposal), regulatory and other aspects of such proposal (including any expense reimbursement provisions and conditions to closing) and any other relevant factors permitted under applicable law, and after taking into account any amendment or modification to this Agreement agreed to by Purchaser.

(e)                                  Except as expressly permitted by, and after compliance with, Section 6.10(f), neither the Board of Directors of Company nor any committee of the Board of Directors shall:

(i)                                     withhold, withdraw, qualify or modify (or publicly propose or resolve to withhold, withdraw, qualify or modify), in a manner adverse to Purchaser, the Board Recommendation with respect to the Merger; or

(ii)                                  cause or permit Company to enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement or other agreement (other than a confidentiality agreement referred to in Section 6.10(d) entered into in compliance with Section 6.10(a)) (an “Alternative Acquisition Agreement”) relating to any Acquisition Proposal.

(f)                                   Notwithstanding anything to the contrary set forth in this Agreement at any time prior to the Company Shareholder Approval, if Company has received an unsolicited bona fide written Acquisition Proposal from any Person that is not withdrawn and that the Board of Directors of Company concludes in good faith constitutes a Superior Proposal, (x) the Board of Directors of Company may effect a Change in Recommendation with respect to such Superior Proposal, or (y) the Board of Directors of Company may authorize Company to terminate this Agreement to enter into an Alternative Acquisition Agreement with respect to such Superior Proposal, if and only if:

(i)                                     the Board of Directors of Company determines in good faith, after consultation with outside legal counsel, that failure to do so would violate its fiduciary obligations under applicable Laws;

(ii)                                  Company shall have complied in all material respects with all of its obligations under this Section 6.10;

(iii)

(1)                                 Company shall have provided prior written notice to Purchaser at least six business days in advance (the “Notice Period”), to the effect that the Board of Directors of Company has received an unsolicited bona fide written Acquisition Proposal that has not been withdrawn and that the Board of Directors of Company has concluded in good faith constitutes a Superior Proposal and, absent any revision to the terms and conditions of this Agreement, the Board of Directors of Company has resolved to effect a Change in Recommendation and/or to terminate this Agreement pursuant to this Section 6.10(f), which notice shall specify the basis for such Change in Recommendation or termination, including the identity of the person or group of persons making the Superior Proposal, the material terms thereof and copies of all relevant documents relating to such Superior Proposal;

(2)                                 prior to effecting such Change in Recommendation or termination, Company shall, and shall cause its financial and legal advisors to, during the Notice Period, (I) negotiate with Purchaser and its Representatives in good faith (to the extent Purchaser desires to negotiate) to make such adjustments in the terms and conditions of this Agreement, so that such Acquisition Proposal would cease to constitute a Superior Proposal, (II) permit Purchaser and its Representatives to make a presentation to the Board of Directors of Company regarding this Agreement and any adjustments with respect thereto (to the extent Purchaser desires to make such presentation), (III) at the end of the Notice Period the Board of Directors of Company again makes the determination in good faith (x) after consultation with outside legal counsel that the failure to make a Change in Recommendation or authorize the termination of this Agreement would violate its fiduciary duties under applicable Law and (y) taking into account any adjustment or modification to the terms of this Agreement proposed by Purchaser, that the Acquisition Proposal continues to be a Superior Proposal; provided that, in the event of any material revisions to the Acquisition Proposal that the Board of Directors of Company has determined to be a Superior Proposal, Company shall be required to deliver a new written notice to Purchaser and to comply with the requirements of this Section 6.10 (including Section 6.10(f)) with respect to such new written notice and the revised Superior Proposal contemplated thereby; provided, further, that the Notice Period with respect to any new written notice to Purchaser delivered pursuant to the immediately preceding proviso shall be reduced from six business days to five business days; and

(3)                                 in the case of any action contemplated by the initial clause (y) of this Section 6.10(f), Company shall have validly terminated this Agreement in accordance with Section 8.1(d)(iii), including the payment of the Company Termination Fee in accordance with Section 8.3(b)(i).

(iv)                              None of Company, the Board of Directors of Company or any committee of the Board of Directors of Company shall enter into any agreement with any Person to limit or not to give prior notice to Purchaser of its intention to effect a Change in Recommendation or to terminate this Agreement in light of a Superior Proposal.

Section 6.11                                                     Takeover Laws.  Company will take no action that would cause the transactions contemplated by this Agreement to be subject to requirements imposed by any Takeover Law and Company will take all necessary steps to exempt (or ensure the continued exemption of) those transactions from, or if necessary challenge the validity or applicability of, any applicable Takeover Law, as now or hereafter in effect.

Section 6.12                                                     Notification of Certain Matters.  Each of Company and Purchaser will give prompt notice to the other of any fact, event or circumstance known to it that (a) is reasonably likely, individually or taken together with all other facts, events and circumstances known to it, to result in any Material Adverse Effect with respect to it or (b) would cause or constitute a material breach of any of its representations, warranties, covenants or agreements contained herein that reasonably could be expected to give rise, individually or in the aggregate, to the failure of a condition in Article VII.

Section 6.13                                                     Treatment of Company 401(k) Plan.

(a)                                 Upon execution of this Agreement, Purchaser Bank, which now serves as trustee of the THE BANK — Oldham County Profit Sharing Plan, originally effective April 1, 1995, and the trust related thereto (the “Company 401(k) Plan”), will be deemed to have given notice of its resignation from that role, and Company shall, within 30 days thereafter, appoint a successor trustee and provide evidence satisfactory to Purchaser Bank of the successor’s appointment and acceptance thereof.

(b)                                 Upon execution of this Agreement, Company and that the Bank shall take such steps as may be necessary and prudent to (i) close the Company Stock fund in that plan to prevent new contributions or assets from other funds allowed under the Company 401(k) Plan from being deposited in or transferred to the Company Stock Fund, (ii) shall direct, or allow participants and beneficiaries to direct, transfer any assets other than Company Common Stock that may be in the Company Stock Fund, or which may be held in another subaccount in the Company 401(k) Plan pending reinvestment in the Company Stock Fund, to be transferred and re-invested in other available investment options under the Company 401(k) Plan, and (iii) prevent sale or issuance by the Company of any additional Company Common Stock to the Company 401(k) Plan.

(c)                                  Within a reasonable time prior to the Closing, Company shall adopt an amendment to the Company 401(k) Plan detailing a process for Company Common Stock held by the Company 401(k) Plan to be voted at the Company Shareholder Meeting by the successor trustee of that plan in accordance with directions provided by each participant or beneficiary in the Company 401(k) Plan with respect to any Company Common Stock allocated to the account of such participant or beneficiary.

(d)                                 Within a reasonable time prior to the Closing, the Bank shall either (i) provide evidence satisfactory to the Purchaser that the successor trustee of the Company 401(k) Plan is qualified to reach a good faith determination within the meaning of Proposed Department of Labor Regulation Section 2510.3-18, or (ii) arrange for the successor trustee to engage a financial advisor who is independent (as that term is defined in Proposed Department of Labor Regulation Section 2510.3-18) to opine, whether the Per Share Merger Consideration is at least equal to “fair market value” (as defined in Proposed Department of Labor Regulation Section 2510.3-18) and the Merger is fair to the Company 401(k) Plan participants and beneficiaries from a financial point of view as of the Closing.

Section 6.14                                                     Tax Matters.  Company shall, and shall cause the Bank to, file all Tax Returns required to be filed by Company and the Bank for the fiscal year ending December 31, 2012, as soon as reasonably practicable following such date, and in any event not later than March 15, 2013; provided, for the avoidance of doubt, that Company shall not, and shall not permit the Bank to, file any requests for extensions with respect to such Tax Returns.  Company will provide a copy of such Tax Returns to Purchaser for its review and comment not later than March 1, 2013.

ARTICLE VII

CONDITIONS PRECEDENT

Section 7.1                                                            Conditions to Each Party’s Obligation to Effect the Merger.  The respective obligations of the parties to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following conditions:

(a)                                 Shareholder Approval.  The Company Shareholder Approval shall have been obtained.

(b)                                 Stock Exchange Listing.  The shares of Purchaser Common Stock to be issued to the holders of Company Common Stock upon consummation of the Merger shall have been authorized for listing on the NASDAQ Global Select Market, subject to official notice of issuance.

(c)                                  Form S-4.  The Form S-4 shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Form S-4 shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC.

(d)                                 No Injunctions or Restraints; Illegality.  No order, injunction or decree issued by any court or agency of competent jurisdiction or other law preventing or making illegal the consummation of the Merger or any of the other transactions contemplated by this Agreement shall be in effect.

(e)                                  Regulatory Approvals.  All regulatory approvals required to consummate the transactions contemplated by this Agreement shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired.

Section 7.2                                                            Conditions to Obligations of Purchaser.  The obligation of Purchaser and Merger Sub to effect the Merger is also subject to the satisfaction, or waiver by Purchaser, at or prior to the Effective Time, of the following conditions:

(a)                                 Representations and Warranties.  The representations and warranties of Company set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Effective Time as though made on and as of the Effective Time (except that representations and warranties that by their terms speak specifically as of the date of this Agreement or another date shall be true and correct as of such date); provided, however, that no representation or warranty of Company (other than the representations and warranties set forth in (i) Sections 3.2, 3.7, and 3.12(b) which shall be true and correct in all respects, (ii) Section 3.17(a) which shall be true and correct in all respects with respect to each Owned Branch, and (iii) Sections 3.1(a), 3.1(b); 3.5(a), 3.5(b)(i), 3.9, 3.25 and 3.29, which shall be true and correct in all material respects) shall be deemed untrue or incorrect for purposes of this Section 7.2(a) as a consequence of the existence of any fact, event or circumstance inconsistent with such representation or warranty, unless such fact, event or circumstance, individually or taken together with all other facts, events or circumstances inconsistent with any representation or warranty of Company has had or would reasonably be expected to result in a Material Adverse Effect on Company; provided, further, that for purposes of determining whether a representation or warranty is true and correct for purposes of this Section 7.2(a), any qualification or exception for, or reference to, materiality (including the terms “material,” “materially,” “in all material respects,” “Material Adverse Effect” or similar terms or phrases) in any such representation or warranty shall be disregarded (except that for purposes of determining whether the representation or warranty set forth in Section 3.17(a) is true and correct for purposes of this Section 7.2(a) with respect to each Owned Branch, Section 3.17(a) shall be applied as written and no such reference to materiality shall be disregarded); and Purchaser shall have received a certificate signed on behalf of Company by the Chief Executive Officer or the Chief Financial Officer of Company to the foregoing effect.

(b)                                 Performance of Obligations of Company.  Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time; and Purchaser shall have received a certificate signed on behalf of Company by the Chief Executive Officer and the Chief Financial Officer of Company to such effect.

(c)                                  Regulatory Conditions.  There shall not be any action taken or determination made, or any law enacted, entered, enforced or deemed applicable to the transactions contemplated by this Agreement, by any Governmental Entity, in connection with the grant of a required Regulatory Approval or otherwise, which imposes any restriction, requirement or condition that the Board of Directors of Purchaser reasonably determines in good faith would, individually or in the aggregate, materially reduce the benefits of the transactions contemplated by this Agreement or restrict or burden the business or operations of Purchaser or any of its subsidiaries to such a degree that Purchaser would not have entered into this Agreement had such conditions, restrictions or requirements been known at the date hereof.

(d)                                 Consents and Approvals.  Each of the consents, approvals and terminations set forth on Section 7.2(d) of the Company Disclosure Schedule shall have been obtained in form and substance reasonably satisfactory to Purchaser and shall be in full force and effect on the Closing Date.

(e)                                  Lease Consent and Estoppel Certificate.  Company shall have delivered to Purchaser with respect to the real estate leased by Company, an estoppel certificate and consent to the transactions contemplated by this Agreement from the lessor of such property, in substantially the form attached hereto as Exhibit B.

(f)                                   Amendments to Change in Control Agreements and Execution of Nonsolicitation Agreement.  Company shall have delivered to Purchaser, amendments to the Change in Control Security Agreements set forth in Section 7.2(f) of the Company Disclosure Schedule in the form set forth as Exhibit C hereto, executed by both Company and the executive of Company party thereto, and the executives of Company party to such Change in Control Security Agreements shall have each executed and delivered to Purchaser the Non-Solicitation and Confidentiality Agreement attached hereto as Exhibit D.

(g)                                  Dissenting Shares.  Dissenting Shares shall not represent 10% or more of the outstanding shares of the Company Common Stock.

(h)                                 [Reserved].

(i)                                     Minimum Deposits.  As of the close of business on the third business day immediately preceding the Closing Date, the Bank shall have total Core Deposits of not less than $80,000,000, calculated in accordance with Section 7.2(i) of the Company Disclosure Schedule.  For purposes of this Agreement, “Core Deposits” means the total deposits of the Bank (including any related sweep accounts), other than (a) certificates of deposits in excess of $100,000, (b) deposits classified as “public funds” or similar accounts, and (c) brokered deposits.

Section 7.3                                                            Conditions to Obligations of Company.  The obligation of Company to effect the Merger is also subject to the satisfaction or waiver by Company at or prior to the Effective Time of the following conditions:

(a)                                 Representations and Warranties.  The representations and warranties of Purchaser and Merger Sub set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Effective Time as though made on and as of the Effective Time (except that representations and warranties that by their terms speak specifically as of the date of this Agreement or another date shall be true and correct as of such date); provided, however, that no representation or warranty of Purchaser or Merger Sub (other than the representations and warranties set forth in (i) Sections 4.2 and 4.5(b), which shall be true and correct in all respects and (ii) Sections 4.1(a), 4.1(b); 4.3(a), 4.3(b)(i), and 4.7, which shall be true and correct in all material respects) shall be deemed untrue or incorrect for purposes of this Section 7.3(a) as a consequence of the existence of any fact, event or circumstance inconsistent with such representation or warranty, unless such fact, event or circumstance, individually or taken together with all other facts, events or circumstances inconsistent with any representation or warranty of Purchaser or Merger Sub has had or would reasonably be expected to result in a Material Adverse Effect on Purchaser; provided, further, that for purposes of determining whether a representation or warranty is true and correct for purposes of this Section 7.3(a), any qualification or exception for, or reference to, materiality (including the terms “material,” “materially,” “in all material respects,” “Material Adverse Effect” or similar terms or phrases) in any such representation or warranty shall be disregarded; and Company shall have received a certificate signed on behalf of Purchaser by the Chief Executive Officer or the Chief Financial Officer of Purchaser to the foregoing effect.

(b)                                 Performance of Obligations of Purchaser.  Purchaser shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time, and Company shall have received a certificate signed on behalf of Purchaser by the Chief Executive Officer and the Chief Financial Officer of Purchaser to such effect.

ARTICLE VIII

TERMINATION

Section 8.1                                                            Termination.  This Agreement may be terminated at any time prior to the Effective Time, whether before or after approval of the matters presented in connection with the Merger by the shareholders of Company referred to in Section 7.1(a):

(a)                                 by mutual consent of Company and Purchaser in a written instrument authorized by the Board of Directors of Company and Purchaser;

(b)                                 by either Company or Purchaser;

(i)                                     if the Merger shall not have been consummated on or before July 31, 2013 (the “Outside Date”), unless the failure of the Closing to occur by such date shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the covenants and agreements of such party set forth in this Agreement;

(ii)                                  in the event that the grant of a Regulatory Approval by any Governmental Entity required for consummation of the Merger and the other transactions contemplated by this Agreement shall have been denied by a final action of such Governmental Entity or an application therefor shall have been permanently withdrawn at the request of a Governmental Entity; provided, however, that no party or parties shall have the right to terminate this Agreement pursuant to this Section 8.01(b)(ii) if such denial shall be due to the failure of the party or parties seeking to terminate this Agreement to perform or observe the covenants of such party or parties set forth herein;

(iii)                               if the Company Shareholder Approval shall not have been obtained at the Company Shareholder Meeting or at any adjournment or postponement thereof at which a vote on the adoption of this Agreement was taken;

(c)                                  by Purchaser, if

(i)                                     there shall have been a breach of any of the covenants or agreements or any of the representations or warranties set forth in this Agreement on the part of Company, which breach, either individually or in the aggregate with other breaches by such party, would result in, if occurring or continuing on the Closing Date, the failure of the conditions set forth in Section 7.2, and which is not curable or, if curable, is not cured by the earlier of (A) the Outside Date and (B) 30 days following written notice to the party committing such breach; or

(ii)                                  any of the conditions set forth in Section 7.2 have not been satisfied as of the Outside Date or if satisfaction of such a condition is or becomes impossible (other than through the failure of Purchaser or Merger Sub to comply with its obligations under this Agreement);

(iii)                               (A) the Board of Directors of Company withdraws or fails to give the shareholders of the Company the Board Recommendation, effects a Change in Recommendation, or resolves to do any of the foregoing; or (B) affirmatively approves any Acquisition Proposal or makes any announcement of any agreement to enter into an Alternative Acquisition Agreement;

(d)                                 by Company, if:

(i)                                     there shall have been a breach of any of the covenants or agreements or any of the representations or warranties set forth in this Agreement on the part of Purchaser or Merger Sub, which breach, either individually or in the aggregate with other breaches by such party, would result in, if occurring or continuing on the Closing Date, the failure of the conditions set forth in Section 7.3, and which is not curable or, if curable, is not cured by the earlier of (A) the Outside Date and (B) 30 days following written notice to the party committing such breach; or

(ii)                                  any of the conditions set forth in Section 7.3 have not been satisfied as of the Outside Date or if satisfaction of such a condition is or becomes impossible (other than through the failure of Company to comply with its obligations under this Agreement);

(iii)                               (A) the Board of Directors of Company has authorized the Company to enter into an Alternative Acquisition Agreement with respect to a Superior Proposal, (B) Company has complied in all respects with Section 6.10 and (C) immediately after the termination of this Agreement, Company enters into an Alternative Acquisition Agreement with respect to the Superior Proposal referred to in the foregoing clause (A); provided that the right of the Company to terminate this Agreement pursuant to this Section 8.1(d)(iii) is conditioned on and subject to the prior payment by Company to Purchaser of the Termination Fee in accordance with Section 8.3(b)(i), and any purported termination pursuant to this Section 8.1(d)(iii) shall be void and of no force or effect if Company shall not have paid and Purchaser shall not have received the Termination Fee;

(e)                                  by Company, if its Board of Directors so determines by a majority vote of all of its members, at any time during the three (3) business day period commencing on the Determination Date if both of the following conditions are satisfied:

(i)                                     the Purchaser Market Value is less than 85% of the Initial Purchaser Market Value; and

(ii)                                  the quotient obtained by dividing the Purchaser Market Value by the Initial Purchaser Market Value (“Purchaser Ratio”) shall be less than the quotient obtained by dividing the Final Index Price by the Initial Index Price, minus 0.15 (the “Index Ratio”).

(iii)                               If Company elects to exercise its termination right pursuant to this Section 8.1(e), it shall give prompt written notice thereof to Purchaser.  During the three (3) business days period commencing with its receipt of such notice, Purchaser shall have the option, exercisable in its sole discretion, to increase the Per Share Stock Consideration to equal the lesser of (x) a quotient, the numerator of which is equal to the product of the Initial Purchaser Market Value, the Per Share Stock Consideration (as then in effect) and the Index Ratio, and the denominator of which is equal to the Purchaser Market Value, or (y) the quotient determined by dividing the Initial Purchaser Market Value by the Purchaser Market Value, and multiplying the quotient by the product of the Per Share Stock Consideration (as then in effect) and 0.85.  If Purchaser so elects, it shall give, within such three (3) business days, written notice to Company of such election and the revised Per Share Stock Consideration, whereupon no termination shall be deemed to have occurred pursuant to this Section 8.1(e) and this Agreement shall remain in full force and effect in accordance with its terms, except as the Per Share Stock Consideration shall have been so modified.

(iv)                              For purposes of this Section 8.1(e), the following terms shall have the meanings indicated below:

(1)                                 “Purchaser Market Value” means the Purchaser Twenty-Day VWAP as of the Determination Date.

(2)                                 “Determination Date” means the latest of the date on which (i) all Regulatory Approvals (and waivers, if applicable) have been received (disregarding any waiting period), and (ii) the Company Shareholder Approval is obtained; provided that if the matters set forth in both clauses (i) and (ii) occur prior to March 22, 2013, then the Determination Date shall be March 22, 2013.

(3)                                 “Final Index Price” means the average of the closing price of the Index on each of twenty consecutive trading days immediately preceding the Determination Date.

(4)                                 “Index” means the NASDAQ Bank Index.

(5)                                 “Initial Purchaser Market Value” means the Purchaser Twenty-Day VWAP as of date immediately preceding the date of this Agreement.

(6)                                 “Initial Index Price” means the average of the closing prices of the Index for the twenty consecutive trading days immediately preceding the date of this Agreement.

(7)                                 “Purchaser Twenty-Day VWAP” means the volume weighted average price per share of the Purchaser Common Stock, rounded to the nearest cent, during the period of twenty consecutive trading days in which such shares are traded on the NASDAQ Global Select Market immediately preceding (I) with respect to Section 8.1(d)(iv)(D), the Determination Date and (II) with respect to Section 8.1(d)(iv)(I), the date of this Agreement.  For this purpose, the Purchaser Twenty-Day VWAP shall be calculated using the default criteria for the function known as “Bloomberg VWAP” of the AQR function for the Purchaser Common Stock on the automated quote and analytical system distributed by Bloomberg Financial LP.

(v)                                 If Purchaser or any company belonging to the Index declares or effects a stock split, stock dividend, recapitalization, reclassification, or similar transaction with respect to the outstanding common stock, and the record date therefor shall be after the date of this Agreement and prior to the Determination Date, the prices for the common stock of such company shall be proportionately and appropriately adjusted for the purpose of applying this Section 8.1(e).

Section 8.2                                                            Effect of Termination.  In the event of termination of this Agreement by either Company or Purchaser as provided in Section 8.1, this Agreement shall forthwith become void and have no effect, and none of Company, the Bank, Purchaser, any of its subsidiaries or any of the officers or directors of any of them shall have any liability of any nature whatsoever under this Agreement, or in connection with the transactions contemplated by this Agreement, except that (i) Sections 6.4, 8.2, 8.3, and Article IX shall survive any termination of this Agreement, and (ii) neither Company nor Purchaser shall be relieved or released from any liabilities or damages arising out of its knowing, willful or intentional breach of any provision of this Agreement.

Section 8.3                                                            Fees and Expenses.

(a)                                 All fees and expenses incurred in connection with the Merger, this Agreement, and the transactions contemplated by this Agreement shall be paid by the party incurring such fees or expenses, whether or not the Merger is consummated, except as otherwise provided in Section 8.3(b) hereof.

(b)                                 In the event that:

(i)                                     this Agreement is terminated by Company pursuant to Section 8.1(d)(iii), then Company shall pay Purchaser a fee, in immediately available funds, in the amount of $750,000 (the “Termination Fee”) prior to such termination;

(ii)                                  (A) prior to the Effective Time and after the date hereof, any person shall have made an Acquisition Proposal, which proposal has been publicly disclosed or has been made known to management of Company, or any person shall have publicly announced or made known to management of Company an intention (whether or not conditional) to make a Company Acquisition Proposal, (B) thereafter this Agreement is terminated by either party pursuant to Section 8.1(b)(i) without the Company Shareholder Approval having been obtained and (C) within twelve months after the termination of this Agreement, an Acquisition Proposal shall have been consummated or any Alternative Acquisition Agreement shall have been entered into, then Company shall pay Purchaser a fee, in immediately available funds, the Termination Fee;

(iii)                               this Agreement is terminated by Purchaser or Company pursuant to Section 8.1(b)(iii), then Company shall reimburse Purchaser for all reasonable, documented out-of-pocket expenses (up to a maximum of $250,000) incurred by Purchaser in connection with this Agreement in immediately available funds;

(iv)                              this Agreement is terminated (A) by Purchaser pursuant to Section 8.1(c)(ii) as a result of the failure of the condition set forth in Section 7.2(c) to be satisfied, or (B) by either party pursuant to Section 8.1(b)(i) or Section 8.1(b)(ii) and at the time of such termination Purchaser could have terminated the Agreement pursuant to Section 8.1(c)(ii) as a result of the failure of the condition set forth in Section 7.2(c) to be satisfied, then Purchaser shall reimburse Company for all reasonable, documented out-of-pocket expenses (up to a maximum of $250,000) incurred by Company in connection with this Agreement in immediately available funds;

(v)                                 (A) prior to the Effective Time and after the date hereof, any person shall have made an Acquisition Proposal, which proposal has been publicly disclosed or has been made known to management of Company, or any person shall have publicly announced or made known to management of Company an intention (whether or not conditional) to make a Company Acquisition Proposal, (B) thereafter this Agreement is terminated by Purchaser or Company pursuant to Section 8.1(b)(iii) and (C) within twelve months after the termination of this Agreement, an Acquisition Proposal shall have been consummated or any Alternative Acquisition Agreement shall have been entered into, then Company shall pay Purchaser the Termination Fee in immediately available funds;

(vi)                              this Agreement is terminated by Purchaser pursuant to Section 8.1(c)(iii), then Company shall pay Purchaser the Termination Fee in immediately available funds;

(vii)                           this Agreement is terminated (A) by Purchaser pursuant to Section 8.1(c)(i) or (B) by either party pursuant to Section 8.1(b)(i) and at the time of such termination Purchaser could have terminated the Agreement pursuant to Section 8.1(c)(i), then Company shall pay Purchaser the Termination Fee in immediately available funds; provided, however, that Company shall not be required to pay Purchaser the Termination Fee as provided in this Section 8.3(b)(vii) if this Agreement is terminated as a result of the failure of the representation and warranty set forth in Section 3.17(a) to be true and correct in all respects with respect to any Owned Branch as determined pursuant to Section 7.2(a); or

(viii)                        this Agreement is terminated (A) by Company pursuant to Section 8.1(d)(i) or (B) by either party pursuant to Section 8.1(b)(i) and at the time of such termination Company could have terminated the Agreement pursuant to Section 8.1(d)(i), then Purchaser shall pay Company the Termination Fee in immediately available funds.

(c)                                  Company and Purchaser acknowledge that the agreements contained in this Section 8.3 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, neither party would enter into this Agreement.  The parties hereto specifically acknowledge and agree that (i) no Termination Fee payable hereunder constitutes a penalty, but rather represents liquidated damages and shall be the sole monetary remedy of Purchaser or Company in the event of termination of this Agreement specified in such section.  In the event that either party fails to pay when due any amounts payable under this Section 8.3, then (i) such party shall reimburse the other party for all costs and expenses (including disbursements and reasonable fees of counsel) incurred in connection with the collection of such overdue amount, and (ii) such party shall pay to the other party interest on such overdue amount (for the period commencing as of the date that such overdue amount was originally required to be paid and ending on the date that such overdue amount is actually paid in full) at a rate per annum equal to the prime rate published in The Wall Street Journal on the date such payment was required to be made.

ARTICLE IX

GENERAL PROVISIONS

Section 9.1                                                            Nonsurvival of Representations, Warranties and Agreements.  None of the representations, warranties, covenants and agreements set forth in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time, except for Section 6.9 and for those other covenants and agreements contained in this Agreement that by their terms apply or are to be performed in whole or in part after the Effective Time.

Section 9.2                                                            Amendment; Waiver.  Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by Purchaser and Company, or in the case of a waiver, by the party against whom the waiver is to be effective.  No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

Section 9.3                                                            Notices.  All notices and other communications in connection with this Agreement shall be in writing and shall be deemed given if delivered personally, sent via facsimile or email (with confirmation by telephone or return facsimile or email within 24 hours of delivery) or delivered by overnight courier (with confirmation by telephone within 24 hours of delivery) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(a)                                 if to Purchaser or Merger Sub, to:

S.Y. Bancorp, Inc.

P.O. Box 32890

Louisville, KY 40232-2890

Attention:                                         David P. Heintzman

Email:                                                            david.heintzman@syb.com

Facsimile:                                         (502) 625-2295

with a copy (which shall not constitute notice) to:

Stites & Harbison PLLC
400 West Market Street, Suite 1800
Louisville, KY 40202-3352
Attention:                                         C. Craig Bradley, Jr.

Joseph M. Ruschell

Email:                                                            cbradley@stites.com

jruschell@stites.com
Facsimile:                                         (502) 587-6391

(859) 425-7903

(b)                                 if to Company, to:

The Bancorp, Inc.

P.O. Box 500

La Grange, KY 40031

Attention:                                         Stephen M. Norton

Email:                                                            snorton@thebankoc.com

Facsimile:                                         (50) 222-3266

with a copy (which shall not constitute notice) to:

Frost Brown Todd LLC,
400 West Market Street, 32nd Floor
Louisville, KY 40202-3363
Attention:                                         R. James Straus

Nathan L. Berger

Email:                                                            jstraus@fbtlaw.com

nberger@fbtlaw.com

Facsimile:                                         (502) 581-1087

Section 9.4                                                            Interpretation; Construction; Severability.

(a)                                 When a reference is made in this Agreement to Articles, Sections, Exhibits or Schedules, such reference shall be to an Article or Section of or Exhibit or Schedule to this Agreement unless otherwise indicated.  The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.  Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” As used in this Agreement, the phrase “Knowledge of Company” (or any similar phrase) means the actual or constructive knowledge of any of Stephen Norton, Alex Baby and Alex Rankin, after reasonable investigation, and the phrase “Knowledge of Purchaser” (or any similar phrase) means the actual or constructive knowledge of David P. Heintzman, James A. Hillebrand and Nancy B. Davis, after reasonable investigation.  All schedules and exhibits hereto shall be deemed part of this Agreement and included in any reference to this Agreement.

(b)                                 The parties have participated jointly in negotiating and drafting this Agreement.  In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

(c)                                  If any term, provision, covenant or restriction contained in this Agreement is held by a court or a federal or state regulatory agency of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions and covenants and restrictions contained in this Agreement shall remain in full force and effect, and shall in no way be affected, impaired or invalidated.  If for any reason such court or regulatory agency determines that any provision, covenant or restriction is invalid, void or unenforceable, it is the express intention of the parties that such provision, covenant or restriction be enforced to the maximum extent permitted.

Section 9.5                                                            Counterparts.  This Agreement may be executed in two or more counterparts (including by facsimile or other electronic means), all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other party, it being understood that each party need not sign the same counterpart.

Section 9.6                                                            Entire Agreement.  This Agreement (including the schedules, documents and the instruments referred to in this Agreement), together with the Confidentiality Agreement, constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter of this Agreement, other than the Confidentiality Agreement; it being understood that the Exclusivity Agreement, dated November 19, 2012, among Company and Purchaser shall be immediately terminated and shall become void and of no effect.

Section 9.7                                                            Governing Law; Jurisdiction.  This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Kentucky applicable to contracts made and performed entirely within such state, without giving effect to its principles of conflicts of laws.  The parties hereto agree that any suit, action or proceeding brought by either party to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought in any federal or state court located in the Commonwealth of Kentucky.  Each of the parties hereto submits to the jurisdiction of any such court in any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of, or in connection with, this Agreement or the transactions contemplated hereby and hereby irrevocably waives the benefit of jurisdiction derived from present or future domicile or otherwise in such action or proceeding.  Each party hereto irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.

Section 9.8                                                            Waiver of Jury Trial.  Each party hereto acknowledges and agrees that any controversy that may arise under this Agreement is likely to involve complicated and difficult issues, and therefore each party hereby irrevocably and unconditionally waives any right such party may have to a trial by jury in respect of any litigation, directly or indirectly, arising out of, or relating to, this Agreement, or the transactions contemplated by this Agreement.  Each party certifies and acknowledges that (a) no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce the foregoing waiver, (b) each party understands and has considered the implications of this waiver, (c) each party makes this waiver voluntarily, and (d) each party has been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this Section 9.8.

Section 9.9                                                            Assignment; Third-Party Beneficiaries.  Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned by either of the parties (whether by operation of law or otherwise) without the prior written consent of the other party.  Any purported assignment in contravention hereof shall be null and void.  Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by each of the parties and their respective successors and permitted assigns.  Except for Section 6.9, which is intended to benefit each Indemnified Party and his or her heirs and representatives, this Agreement (including the schedules, documents and instruments referred to in this Agreement) is not intended to and does not confer upon any person other than the parties hereto any rights or remedies under this Agreement.  The parties hereto further agree that the rights of third party beneficiaries under Section 6.9 shall not arise unless and until the Effective Time occurs.

Section 9.10                                                     Specific Performance.  The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms.  It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the courts of the Commonwealth of Kentucky, this being in addition to any other remedy to which such party is entitled at law or in equity.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date first above written.

THE BANCORP, INC.

By:	/s/ Stephen M. Norton
	Name:	Stephen M. Norton
	Title:	President and CEO

S.Y. BANCORP, INC.

By:	/s/ David P. Heintzman
	Name:	David P. Heintzman
	Title:	Chairman and Chief Executive Officer

SANDERS MERGER SUB, INC.

By:	/s/ David P. Heintzman
	Name:	David P. Heintzman
	Title:	Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]

EXHIBIT A

FORM OF

VOTING AND SUPPORT AGREEMENT

This Voting and Support Agreement, dated as of December 19, 2012 (this “Agreement”), is entered into by and between S.Y. Bancorp, a Kentucky corporation (“Purchaser”), and                        (“Shareholder”).

RECITALS

A.                                    Concurrently with the execution and delivery of this Agreement, Purchaser, Sanders Merger Sub, Inc., a Kentucky corporation and direct, wholly owned subsidiary of Purchaser (“Merger Sub”), and THE BANCorp, Inc., a Kentucky corporation (“Company”) and parent bank holding company of THE BANK — Oldham County, Inc. (the “Bank”) are entering into an Agreement and Plan of Merger, dated as of the date hereof (as the same may be amended or supplemented from time to time, the “Merger Agreement”), pursuant to which, among other things, Company shall be merged with and into Merger Sub, upon the terms and subject to the conditions set forth in the Merger Agreement.  Capitalized terms not otherwise defined in this Agreement shall have meanings given to such terms in the Merger Agreement.

B.                                    As of the date hereof, Shareholder is the record and beneficial owner and has the power to vote the number of shares of Company Common Stock set forth, and in the manner reflected, on Attachment A hereto (such shares, together with all shares of Company Common Stock subsequently acquired by the Shareholder during the term of this Agreement, the “Owned Shares”).

C.                                    As an inducement and condition to entering into the Merger Agreement, Purchaser has required that Shareholder agree, and Shareholder has agreed, to enter into this Agreement.

NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements set forth herein, the parties hereto agree as follows:

ARTICLE I

VOTING AGREEMENT; IRREVOCABLE PROXY

Section 1.01                             Agreement to Vote.  Shareholder hereby agrees that, during the time this Agreement is in effect, at the Company Shareholder Meeting (as defined in the Merger Agreement) or any meeting of the shareholders of the Company, however called, or any adjournment or postponement thereof, Shareholder shall:

(a)                                 appear at each such meeting or otherwise cause the Owned Shares to be counted as present thereat for purposes of calculating a quorum; and

(b)                                 vote (or cause to be voted), in person or by proxy, all of the Owned Shares (i) in favor of (A) the adoption and approval of the Merger, the Merger Agreement and the transactions contemplated thereby, (B) any other matter that is required to facilitate the transactions contemplated by the Merger Agreement and (C) any proposal to adjourn or postpone such meeting to a later date if there are not sufficient votes to approve the Merger Agreement; (ii) against any action or agreement that could reasonably be expected to result in a breach of any covenant, representation or warranty or any other obligation or agreement of Company contained in the Merger Agreement or of Shareholder contained in this Agreement; and (iii) against any Acquisition Proposal, Alternative Acquisition Agreement or any other action, agreement or transaction that is intended, or could reasonably be expected, to materially impede, interfere or be inconsistent with, delay, postpone, discourage or materially and adversely affect consummation of the Merger or the performance by Shareholder of his, her or its obligations under this Agreement.

Section 1.02                             Irrevocable Proxy. Shareholder hereby irrevocably appoints Purchaser as its attorney and proxy with full power of substitution and resubstitution, to the full extent of Shareholder’s voting rights with respect to the Owned Shares (which proxy is irrevocable and which appointment is coupled with an interest) to vote all such Owned Shares solely on the matters described in Section 1.01, and in accordance therewith.  Shareholder agrees to execute any further agreement or form reasonably necessary or appropriate to confirm and effectuate the grant of the proxy contained herein. Such proxy shall automatically terminate upon the valid termination of this Agreement in accordance with Section 4.01 of this Agreement.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF SHAREHOLDER

Shareholder represents and warrants to Purchaser as follows:

Section 2.01                             Authority; Authorization.

(a)                                 Shareholder has all requisite power, right, authority and capacity to execute and deliver this Agreement, to perform Shareholder’s obligations hereunder and to consummate the transactions contemplated hereby.

(b)                                 This Agreement has been duly and validly executed and delivered by Shareholder and the execution, delivery and performance of this Agreement by Shareholder and the consummation of the transactions contemplated hereby have been duly authorized by all necessary action on the part of Shareholder and no other actions or proceedings on the part of Shareholder are necessary to authorize this Agreement or to consummate the transactions contemplated hereby.

(c)                                  Assuming the authorization, execution and delivery of this Agreement by Purchaser, this Agreement constitutes a legal, valid and binding obligation of Shareholder, enforceable against Shareholder in accordance with its terms.

(d)                                 If Shareholder is married and the Owned Shares set forth by the name of Shareholder on the signature page hereto constitute property owned jointly with Shareholder’s spouse, this Agreement has been executed by Shareholder’s spouse and constitutes the valid and binding agreement of Shareholder’s spouse.  If this Agreement is being executed in a representative or fiduciary capacity, the person signing this Agreement has full power and authority to enter into and perform this Agreement.

Section 2.02                             Non-Contravention.  The execution and delivery of this Agreement by Shareholder does not, and the consummation of the transactions contemplated hereby and the compliance with the provisions hereof will not (i) require Shareholder to obtain the consent or approval of, or make any filing with or notification to, any governmental or regulatory authority, domestic or foreign, (b) require the consent or approval of any other person pursuant to any agreement, obligation or instrument binding on Shareholder, (c) conflict with or violate any organizational document or law, rule, regulation, order, judgment or decree applicable to Shareholder or (d) violate any other agreement to which Shareholder is a party including, without limitation, any voting agreement, Shareholders agreement, irrevocable proxy or voting trust.  The Owned Shares are not, with respect to the voting or transfer thereof, subject to any other agreement, including any voting agreement, shareholders agreement, irrevocable proxy or voting trust.

Section 2.03                             Ownership of Securities.  (a) On the date hereof, the Owned Shares set forth on Attachment A hereto are owned of record or beneficially by Shareholder in the manner reflected thereon, include all of the shares of Company Common Stock owned of record or beneficially by Shareholder and are free and clear of any proxy or voting restriction, claims, liens, encumbrances and security interests (other than as created by this Agreement).  As of the date hereof Shareholder has, and at the Company Shareholder Meeting or any other shareholder meeting of the Company in connection with the Merger Agreement and the transactions contemplated thereby Shareholder will have, sole voting power and sole dispositive power with respect to all of the Owned Shares.  For purposes of this Agreement, the term “beneficial ownership” shall be interpreted in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended.

Section 2.04                             Absence of Litigation.  There is no suit, action, investigation or proceeding pending or, to the knowledge of Shareholder, threatened against or affecting Shareholder or any of its affiliates before or by any governmental authority that could reasonably be expected to impair the ability of Shareholder to perform its obligations hereunder or to consummate the transactions contemplated hereby on a timely basis.

Section 2.05                             Reliance by Purchaser.  Shareholder understands and acknowledges that Purchaser is entering into the Merger Agreement in reliance upon Shareholder’s execution, delivery and performance of this Agreement.

ARTICLE III

COVENANTS

Section 3.01                             No Solicitation; Notice of Acquisitions; Proposals Regarding Prohibited Transactions.

(a)                                 Shareholder hereby agrees that during the term of this Agreement it shall not, and shall not permit any investment banker, financial advisor, attorney, accountant or other representative retained by Shareholder, directly or indirectly, to (a) take any of the actions specified in Section 6.10(a) of the Merger Agreement except as permitted by such Section 6.10(a) of the Merger Agreement, (b) participate in, directly or indirectly, a “solicitation” of “proxies” (as such terms are used in the rules of the SEC) or powers of attorney or similar rights to vote, or seek to advise or influence any person with respect to the voting of, any shares of Company Common Stock in connection with any vote or other action on any matter of a type described in Section 1.01(b), other than to recommend that shareholders of Company vote in favor of the adoption and approval of the Merger Agreement and the Merger and as otherwise expressly permitted by this Agreement or the Merger Agreement.  Except as permitted by the Merger Agreement, Shareholder agrees immediately to cease and cause to be terminated any activities, discussions or negotiations conducted before the date of this Agreement with any persons other than Purchaser with respect to any possible Acquisition Proposal and will take all necessary steps to inform any investment banker, financial advisor, attorney, accountant or other representative retained by him, her or it of the obligations undertaken by Shareholder pursuant to this Section 3.01.

(b)                                 Shareholder hereby agrees to notify Purchaser promptly (and, in any event, within 24 hours) in writing of the number of any additional shares of Company Common Stock of which Shareholder acquires beneficial or record ownership on or after the date hereof.

Section 3.02                             Restrictions on Transfer and Proxies; Non-Interference.

(a)                                 Shareholder agrees that it will not, prior to the termination of this Agreement, Transfer or agree to Transfer any Owned Shares other than with Purchaser’s prior written consent.  For purposes of this Agreement, “Transfer” shall mean to offer, sell, contract to sell, pledge, assign, distribute by gift or donation, or otherwise dispose of (or enter into any transaction which is designed to, or might reasonably be expected to, result in the disposition of (whether by actual disposition or effective economic disposition due to cash settlement or otherwise)), directly or indirectly, any shares of capital stock of Company or any securities convertible into, or exercisable or exchangeable for such capital stock, or publicly announce an intention to effect any such transaction.  Notwithstanding the foregoing, Shareholder may make gifts of Owned Shares during the term of this Agreement if the donee enters into an agreement containing covenants governing the voting and transfer of such transferred Owned Shares equivalent to those set forth in this Agreement.

(b)                                 Shareholder hereby covenants and agrees that, except for this Agreement, it (i) has not entered into, and shall not enter into at any time while this Agreement remains in effect, any voting agreement or voting trust with respect to the Owned Shares, (ii) has not granted, and except for proxies granted as contemplated by Section 1.01(b), shall not grant at any time while this Agreement remains in effect, a proxy, consent or power of attorney with respect to the Owned Shares, (iii) has not taken any action, and shall not take any action at any time while this Agreement remains in effect, that would or is reasonably likely to (A) make any representation or warranty contained herein untrue or incorrect in any material respect or (B) have the effect of preventing Shareholder from performing its obligations under this Agreement.

Section 3.03                             Dissenters’ Rights.  Shareholder agrees not to exercise any right to dissent (including, without limitation, under any such rights set forth in Sections 271B.13-010 through

271B.13-310 of the Kentucky Business Corporation Act) as to any Owned Shares which may arise with respect to the Merger.

Section 3.04                             Stop Transfer.  Shareholder agrees that it shall not request that Company register the transfer (book-entry or otherwise) of any certificate or uncertificated interest representing any Owned Shares, unless such transfer is made in compliance with this Agreement.

Section 3.05                             Further Assurances; Cooperation.

(a)                                 Shareholder, without further consideration, will, (i) use all reasonable efforts to cooperate with Purchaser and Company in furtherance of the transactions contemplated by the Merger Agreement, (ii) promptly execute and deliver such additional documents that may be reasonably necessary in furtherance of the transactions contemplated by the Merger Agreement, and take such reasonable actions as are necessary or appropriate to consummate such transactions and (iii) promptly provide any information, and make all filings, reasonably requested by Purchaser for any regulatory application or filing made or approval sought in connection with such transactions (including filings with any Bank Regulator).

(b)                                 Shareholder hereby consents to the publication and disclosure in the proxy statement (and, as and to the extent otherwise required by law or any regulatory authority, in any other documents or communications provided by Purchaser or Company to any regulatory authority or to security holders of Purchaser or Company) of Shareholder’s identity and beneficial and record ownership of the Owned Shares, the nature of Shareholder’s commitments, arrangements and understandings under and relating to this Agreement and the Merger Agreement and any additional requisite information regarding the relationship of Shareholder with Purchaser and its subsidiaries and/or Company and the Bank.

Section 3.06                             Non-Competition and Non-Solicitation.

(a)                                 Shareholder agrees that for (i) the period between the date of this Agreement and the Effective Time (except for service on the Board of Directors of Company) and (ii) for a period of one (1) year following the Effective Time, Shareholder will not:

(i)                                     engage in a Competitive Business as an employee, officer or director; provided that the foregoing shall not prohibit the Shareholder from continuing to engage in the activities in which the Shareholder is currently a participant which are expressly set forth on Attachment B attached hereto;

(ii)                                  solicit or otherwise attempt in any manner to cause or otherwise encourage any employees of Company or the Bank prior to the Closing (“Company Employees”) to leave the employ of Purchaser or any of its subsidiaries; or

(iii)                               (A)  induce, persuade, encourage or influence or attempt to induce, persuade, encourage or influence any person having a business relationship with Company, the Bank, Purchaser or any of its subsidiaries, to discontinue, reduce or restrict such relationship or (B) solicit, target or divert, or attempt to solicit, target or divert, the deposits, loans or other products and services from persons who were depositors, borrowers or customers of Company or the Bank on the date of this Agreement or the Effective Time.

(iv)                              For purposes of this Agreement, the term “Competitive Business” shall mean the business or operations of a bank, thrift, credit union, investment, mortgage banking, financial planning or wealth management advisor, trust company, industrial bank, or any other financial institution or bank holding company either located or doing business either (i) within Oldham County, Kentucky or (ii) within a fifty (50) mile radius of Oldham County, Kentucky.

(b)                                 Shareholder acknowledges and agrees that the business conducted by Purchaser and its subsidiaries is highly competitive and that the covenants made by Shareholder in this Section 3.06 are made as a necessary inducement for Purchaser to enter into the Merger Agreement and to consummate the transactions contemplated thereby.  It is the desire and intent of the parties to this Agreement that the provisions of this Section 3.06 shall be enforced to the fullest extent permissible under the laws and public policies of each jurisdiction in which enforcement is sought.  It is expressly understood and agreed that although Shareholder and Purchaser each consider the restrictions contained in this Section 3.06 to be reasonable, if a final determination is made by a court of competent jurisdiction or an arbitrator that the time or territory or any other restriction contained in this Section 3.06 is unenforceable against any party, the provisions of this Section 3.06 shall be deemed amended to apply as to such maximum time and territory and to such maximum extent as such court may judicially determine or indicate to be enforceable.  The parties further agree to execute all documents necessary to evidence such amendment.

(c)                                  Shareholder acknowledges and agrees that the provisions of this Agreement are fair, reasonable and necessary to protect Purchaser’s legitimate business interests and to protect the value of Purchaser’s acquisition of Company.

(d)                                 Shareholder will not, at any time during the one-year period referred to in Subsection 3.06(a) of this Agreement, disparage Purchaser or any of its subsidiaries, or the business conducted by Purchaser or any of its subsidiaries, or any stockholder, member, director, manager, officer, employee or agent of Purchaser or any of its subsidiaries.

ARTICLE IV

TERMINATION

Section 4.01                             Termination.

(a)                                 The term of this Agreement shall commence on the date hereof.

(b)                                 This Agreement shall terminate upon the earlier to occur of (a) the termination of the Merger Agreement in accordance with its terms and (b) the date that is one year following the Effective Time of the Merger.

Section 4.02                             Effect of Termination. In the event of termination of this Agreement pursuant to Section 4.01, this Agreement shall become void and of no effect with no liability on the part of any party hereto; provided, however, no such termination shall relieve any party hereto from any liability for any breach of this Agreement occurring prior to such termination or any obligations hereunder.

ARTICLE V

MISCELLANEOUS

Section 5.01                             Amendment; Waivers.  Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed (a) in the case of an amendment, by Purchaser and Shareholder, and (b) in the case of a waiver, by the party against whom the waiver is to be effective.  No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

Section 5.02                             Expenses and Indemnification.  Subject to Section 5.08, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses.

Section 5.03                             Notices.  All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be deemed given if delivered personally, sent via facsimile or email, or delivered by overnight courier to the respective parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(a)              if to Shareholder: The address provided on Attachment A hereto.

(b)              if to Purchaser:

S.Y. Bancorp, Inc.

1040 E. Main St.

Louisville, KY 40206

Attention:                 David Heintzman

Email:                                    david.heintzman@syb.com

Facsimile:                 (502) 625-2295

with a copy (which shall constitute notice) to :

Stites & Harbison PLLC

400 West Market Street, Suite 1800

Louisville, KY 40202-3352

Attention:                 C. Craig Bradley, Jr.

Email:                                    cbradley@stites.com

Facsimile:                 (502) 587-6391

Section 5.04                             Entire Agreement; Assignment.  This Agreement constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.  Neither this Agreement, nor any of the rights and obligations under this Agreement, shall be transferred by any party without the prior written consent of the other parties hereto.

Section 5.05                             Parties in Interest.  This Agreement shall be binding upon and inure solely to the benefit of each party hereto and their respective successors and permitted assigns.  Nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement.

Section 5.06                             Severability.  Whenever possible, each provision or portion of any provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable Law but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable Law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or portion of any provision in such jurisdiction, and this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein.

Section 5.07                             Specific Performance; Remedies.  Each of the parties hereto agrees that this Agreement is intended to be legally binding and specifically enforceable pursuant to its terms and that Purchaser would be irreparably harmed if any of the provisions of this Agreement are not performed in accordance with their specific terms and that monetary damages would not provide adequate remedy in such event.  Accordingly, in the event of any breach or threatened breach by Shareholder of any covenant or obligation contained in this Agreement, in addition to any other remedy to which Purchaser may be entitled (including monetary damages), Purchaser shall be entitled to injunctive relief to prevent breaches of this Agreement and to specifically enforce the terms and provisions hereof.  Shareholder further agrees that neither Purchaser, Merger Sub nor any other person shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 5.07, and Shareholder irrevocably waives any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument.  All rights, powers and remedies provided under this Agreement or otherwise available in respect hereof at law or in equity shall be cumulative and not alternative, and the exercise of any right, power or remedy thereof by any party shall not preclude the simultaneous or later exercise of any other such right, power or remedy by such party.

Section 5.08                             Governing Law; Jurisdiction.  This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Kentucky applicable to contracts made and performed entirely within such state, without giving effect to its principles of conflicts of laws.  The parties hereto agree that any suit, action or proceeding brought by either party to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought in any federal or state court located in the Commonwealth of Kentucky.  Each of the parties hereto submits to the jurisdiction of any such court in any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of, or in connection with, this Agreement or the transactions contemplated hereby and hereby irrevocably waives the benefit of jurisdiction derived from present or future domicile or otherwise in such action or proceeding.  Each party hereto irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.  Notwithstanding any other provision in this Agreement, in the event of any action arising out of or resulting from this Agreement, the prevailing party shall be entitled to recover its costs and expenses (including reasonable attorneys’ fees and expenses) incurred in connection therewith.

Section 5.09                             WAIVER OF JURY TRIAL.  EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION, DIRECTLY OR INDIRECTLY, ARISING OUT OF, OR RELATING TO, THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.  EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 5.09.

Section 5.10                             Headings.  The descriptive headings herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

Section 5.11                             Counterparts.  This Agreement may be executed in two or more counterparts (including by facsimile or other electronic means), all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other party, it being understood that each party need not sign the same counterpart.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, each of the parties has caused this Agreement to be duly executed as of the day and year first above written.

S.Y. BANCORP, INC.

By:
Name:
Title:

SHAREHOLDER

Print Name:

SHAREHOLDER’S SPOUSE

Print Name:

Attachment A

Owned Shares

Name and Address of Shareholder		Owned Shares
[NAME] [ [ Phone: [ Email: [	] ] ] ]

Attachment B

Current Activities